Exhibit 10.1

Execution Version

ASSET PURCHASE AGREEMENT

by and between

WVFC ACQUISITION SUB, INC.,

WILLAMETTE VALLEY FRUIT COMPANY, LLC,

and

its MEMBERS

Dated as of May 28, 2013

i

4.12	Proprietary Rights	31
4.13	Litigation; Proceedings	31
4.14	Brokerage	32
4.15	Governmental Authorizations and Permits	32
4.16	Employees	32
4.17	Employee Benefit Plans	33
4.18	Insurance	34
4.19	Affiliate Transactions	35
4.20	Compliance with Laws	35
4.21	Environmental Matters	35
4.22	Product Recall	37
4.23	Customers and Suppliers	37
4.24	Books and Records	37
4.25	Disclosure	37
4.26	Reliance	37

ARTICLE 5	REPRESENTATIONS AND WARRANTIES OF BUYER	37

5.1	Organization and Corporate Power	37
5.2	Authorization of Transactions	37
5.3	No Violation	38
5.4	Governmental Authorities and Consents	38
5.5	Brokerage	38

ARTICLE 6	INDEMNIFICATION AND RELATED MATTERS	38

6.1	Survival	38
6.2	Indemnification	39

ARTICLE 7	ADDITIONAL AGREEMENTS	42

7.1	Tax Matters	42
7.2	Press Releases and Announcements	43
7.3	Further Transfers	44
7.4	Specific Performance	44
7.5	Expenses	44
7.6	Non-Competition; Non-Solicitation and Confidentiality	44
7.7	Employee and Employee Benefit Matters	46
7.8	Insurance	48

ii

7.9	Transition Services	48
7.10	Discharge of Liabilities	48
7.11	Use of Names	48
7.11	Leased Building 4 Work, Governmental Authorizations and Permits	49

ARTICLE 8	MISCELLANEOUS	49

8.1	Amendment and Waiver	49
8.2	Notices	49
8.3	Binding Agreement; Assignment	50
8.4	Severability	50
8.5	Construction	50
8.6	Captions and Headings	50
8.7	Entire Agreement	51
8.8	Counterparts	51
8.9	Governing Law	51
8.10	Parties in Interest	51
8.11	Consent to Jurisdiction	51
8.12	Delivery by Facsimile or Electronic Transmission	51
8.13	Attorneys’ Fees	52

iii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of May 28, 2013, by and among WVFC Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Inventure Foods, Inc., a Delaware corporation (“Buyer”), Willamette Valley Fruit Company, LLC, an Oregon limited liability company (the “Company”), and each of Brian W. Martin, Jeffrey S. Roth, Douglas E. Roth, Paul A. Roth, and Steven J. Roth, each an individual (each a “Member” and collectively, the “Members”).  Buyer, the Company and the Members are collectively referred to herein as the “Parties” and each individually is referred to as a “Party.”

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Buyer desires to acquire from the Company, and the Company desires to sell to Buyer, certain assets and properties used in or relating to the berry processing business conducted by the Company as of the Closing Date, including without limitation the Willamette Valley Fruit Company brand name and all derivatives thereof, subject to the IP License, but excluding the Company Pie and Bagged Fruit Business (the “Business”), and Buyer desires to assume, and the Company desires to assign and transfer, certain liabilities of the Company primarily incurred in connection with the Business, in each case as more fully set forth herein; and

WHEREAS, the Members acknowledge that they will be substantially benefited by the transactions contemplated by this Agreement, and as a material inducement to Buyer’s willingness to enter into this Agreement, which Buyer would not enter into absent the Members’ execution of this Agreement, the Members have agreed to join in this Agreement as contemplated herein.

NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and the representations, warranties, promises and covenants set forth herein, the Parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

1.1                               Definitions.  For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Accounts Receivable” means all notes and accounts receivable of the Company relating to the Business as of the Closing Date.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities or otherwise.

“Blackberry Category” means all blackberries produced and delivered by the Business, processed in the individually quick frozen, or IQF, process, of which no less than 90% are of the Marion and/or Black Diamond variety and no more than 10% are of other blackberry varieties, including, without limitation, Sylvan, Kotata and Black Pearl.

“Blueberry Category” means all blueberries produced and delivered by the Business, processed in the individually quick frozen, or IQF, process.

“Building 2” means the building identified as such on the map attached hereto as Schedule 1.1(i).

“Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday which is not a day on which banking institutions in Phoenix, Arizona are authorized or obligated to close by law.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, and any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder.

“Company Pie and Bagged Fruit Business” means the Company’s business existing as of the Closing Date that makes, markets and sells the products set forth on Schedule 1.1(ii); provided, however, that, without Buyer’s prior written approval:

(i)                                     The Company shall not be entitled to use or reference the name “Willamette Valley Fruit Company” or any derivative thereof, except for the Company’s use of the names “Willamette Valley Fruit Company” and “Willamette Valley Pie and Fruit Company” solely in connection with such business and in full compliance with the IP License;

(ii)                                  Bulk Fruit Product described on Schedule 1.1(ii) must be sold as set forth on Schedule 1.1(ii); provided, however, that the number of pounds sold per product per year may be increased to an amount that does not exceed the number of pounds of such product actually pulled by the Company from outside cold storage during the 12 month period ending on the most recent Clean-Up Date (as defined in the Co-Packing Agreement), plus twenty percent (20%);

(iii)                               Bulk Fruit Product described on Schedule 1.1(ii) (for the avoidance of doubt, excluding Fruit Poly Bags Product) (a) may not be sold to any customer unless such customer also purchases products described on Schedule 1.1(ii) other than Bulk Fruit Product from the Company and (b) total sales of such Bulk Fruit Product may not in any event exceed 10% of the Company’s total revenues in any 12-month period; and

(iv)                              Fruit Poly Bags Product described on Schedule 1.1(ii) must be branded only as provided in clause (i) above or other Company brand that does not include the name “Willamette Valley Fruit Company” or any derivative thereof, but in no event under any third party private label brand.

“Contract” means any contract, license, sublicense, franchise, permit, mortgage, purchase order, indenture, loan agreement, note, Lease, sublease, agreement, obligation, commitment, understanding, instrument or other commitment to enter into any of the foregoing (in each case, whether written or oral).

“Customer List” means the list of customers of the Business listed on Schedule 1.1(iii) attached hereto, which list also includes the gross amount received from each such customer during the fiscal year ended December 31, 2012.

“Earnout Category” means each of the Blackberry Category, the Raspberry Category, the Blueberry Category, and the Total Pounds Category.

“Earnout Payment” means any payment by the Buyer to the Company required by Section 2.8 that is calculated pursuant to and in accordance with Section 2.8.

“Earnout Period Goal” means the target amount of total pounds (in millions) to be produced and delivered by the Business during the entire Earnout Period for each Earnout Category as set forth in the table below.

Earnout Category	Earnout Period Goal
Blackberry Category	35.0
Raspberry Category	7.0
Blueberry Category	20.0
Total Pounds Category	111.5

“Environmental and Safety Requirements” means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law, in each case concerning public health and safety, worker health and safety and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, odor or radiation, as the foregoing are enacted and in effect prior to or on the Closing Date.

“Environmental Lien” means any Lien, whether recorded or unrecorded, in favor of any governmental entity, relating to any liability of the Company arising under any Environmental and Safety Requirements.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Equipment” means all vehicles, machinery, equipment, tools, computers and other tangible personal property and assets used in the Business, including, without limitation, the OctoFrost IQF tunnel and all improvements installed or to be installed in the Leased Buildings and Space.

“Excluded Liabilities” means any Liabilities arising out of, relating to, resulting from or caused by any transaction, status, event, condition, occurrence or situation existing, arising or occurring (i) in connection with the ownership or operation of the Business and/or the Purchased Assets on or prior to the Closing Date or (ii) in connection with the Company’s businesses or activities at any time prior to, on or after the Closing Date, in each case other than the Assumed Liabilities.  Without limiting the generality of the foregoing, Excluded Liabilities shall include (a) Liabilities of the Company under the Transaction Documents to which the Company is a party, (b) except to the extent (but only to the extent) reflected in any negative adjustment of the Purchase Price under Section 2.7, Liabilities for any claims (whenever made) or proceedings arising out of, relating to, resulting from or caused by the operation of the Business or any products grown, manufactured, packaged, distributed or sold by the Company with respect to the Business at any time on or prior to the Closing Date; (c) Liabilities for any Indebtedness or any other payment owed to a third party by the Company, or secured by Company property, the Land or the Leased Buildings and Space, or Taxes including any assessments, claims or liabilities (including interest and/or penalties) for Taxes relating to, imposed upon or assessed against the Purchased Assets, the Business or the sales, income, property or business of the Company in each instance for periods ending on or before the Closing Date and/or resulting from the sale or transfer of the Purchased Assets hereunder, and (d) any claim, damage, fine or penalty (including interest) arising from events occurring prior to the Closing Date for personal injury, property damage, violation of immigration laws or employee welfare and safety laws, employment discrimination or infringement relating to the Company’s use of any intellectual property.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any government, whether federal, state or local, or any other political subdivision thereof, or any agency, tribunal or instrumentality of any such governmental or political subdivision, or any other Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Hazardous Substance” means any substance or material that is considered, described, characterized or listed as a toxic or hazardous substance, waste or material, or a pollutant, or a contaminant or an infectious waste, or words of similar import, in or under any applicable Environmental and Safety Requirements, or chemicals, substances, materials or compounds that are otherwise subject to regulation, prohibition, control or remediation under or that give rise to liability under, any applicable Environmental and Safety Requirements, and includes without limitation asbestos, petroleum and petroleum products, methyl tertiary-butyl ether, polychlorinated biphenyls, urea formaldehyde, radon gas and radioactive matter.

“Indebtedness” means (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise, (iv) any commitment by which a Person assures a creditor against loss (including contingent reimbursement Liabilities with respect to letters of credit), (v) any indebtedness guaranteed in any manner by a Person (including guarantees in the form of an agreement to repurchase or reimburse), (vi) any Liabilities under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which Liabilities a Person assures a creditor against loss, (vii) any indebtedness secured by a Lien on a Person’s assets, and (viii) all Liabilities (including increased obligations) of the Business arising in whole or in part from the transactions contemplated hereby (including transaction bonuses, retention bonuses and severance obligations); together with, in each case, interest, penalties, redemption premiums, and prepayment obligations.

“IP License” means the license from Buyer to the Company attached hereto as Exhibit A.

“IT Assets” means the computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation used in the operation of the Business.

“Inventory” means raw materials, work-in-process, finished goods, inventories, collateral materials and supplies.

“Knowledge” as used in the phrases “to the Knowledge of the Company”, “to the Company’s Knowledge” or phrases of similar import means (i) the actual knowledge or awareness of Dave Dunn, Deborah Moen and each of the Members and (ii) the knowledge or awareness of such individuals which a prudent business person would have obtained in the conduct of his business after making reasonable inquiry and exercising reasonable diligence with respect to the particular matter in question.

“Land” means approximately 13.3 acres of land fronting 82nd Avenue in Marion County, Oregon, more particularly described on Exhibit A to the Ground Lease and depicted on the map attached as Exhibit B to the Ground Lease, including the Leased Buildings and Space, all easements, servitudes, licenses, rights of way, permits, and the other appurtenances thereto, including appurtenant rights in and to public streets, whether or not vacated, which is currently owned by the Trusts.

“Lease” means all of the right, title and interest of the Company in any leases, subleases, licenses, concessions, leasehold improvements and any other agreements in the nature of a lease, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company for the Business.

“Leased Building 1” means the building identified as such on the map attached hereto as Schedule 1.1(i), including all improvements, fixtures, furniture, fittings and equipment therein and thereto.

“Leased Building 3” means the building identified as such on the map attached hereto as Schedule 1.1(i), including all improvements, fixtures, furniture, fittings and equipment therein and thereto.

“Leased Building 4” means the building identified as such on the map attached hereto as Schedule 1.1(i) (whether existing or currently under construction), including all improvements, fixtures, furniture, fittings and equipment therein and thereto.

“Leased Buildings and Space” means Leased Building 1, Leased Building 3, Leased Building 4 and the Leased Freezer Space, collectively.

“Leased Freezer Space” means the space within Building 2 that is identified in Section 2.1 of the Freezer Space Lease.

“Leasing Party” means MARS Enterprises and/or the Trusts, as their interests may appear from time to time.

“Letter of Intent” means that certain letter agreement between Inventure Foods, Inc. and the Company dated as of February 28, 2013.

“Liability” means any liability, debt, obligation, deficiency, Tax, penalty, assessment, fine, claim, cause of action or other loss, fee, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted.

“Lien” means any mortgage, pledge, security interest, purchase money interest, encumbrance, claim, Tax, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof) or any agreement to file any of the foregoing, any sale of receivables with recourse against the Company or any of its Affiliates, and any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute.

“Logo” means the logo (excluding the name “Willamette Valley Fruit Company” or any derivative thereof) retained by the Company as an Excluded Asset, a copy of which is attached as Exhibit A to the IP License.

“MARS Enterprises” means MARS Enterprises, LLC, an Oregon limited liability company.

“Material” shall be interpreted based on a reasonable purchaser’s view after considering the context in which the term is used, but in no event shall it include any matter that, results in or might result in costs, expenses, damages, payments or other Liabilities of, to or involving, or claims by or against the Business involving less than $5,000.00 or, taken in the aggregate with all other related matters, involving less than $50,000.00.

“Material Adverse Effect” means an event, transaction, condition or change that, individually or in the aggregate, has had or could reasonably be expected to have a Material adverse effect on the business, prospects, assets, Liabilities, condition (financial or otherwise), or operating results of the Business;

“Non-IQF Category” means all products produced and delivered by the Business that is not included in the Blackberry Category, Raspberry Category, Blueberry Category or Other Category.

“Ordinary Course of Business” means in the ordinary course of business, consistent with past practice.

“Other Category” means all other products, produced and delivered by the Business, processed in the individually quick frozen, or IQF, process that is not included in the Blackberry Category, Raspberry Category or Blueberry Category.

“Parent” means Inventure Foods, Inc., a Delaware corporation.

“Permitted Encumbrances” means (i) Liens for current Taxes, assessments, fees and other charges by any Governmental Authority that are not due and payable as of the Closing Date; (ii) statutory Liens of landlords, Liens of carriers, warehouse persons, mechanics and material persons and other Liens imposed by law incurred in the ordinary course of business for sums not yet due and payable; and (iii) easements, rights-of-way, restrictions and other similar matters on or affecting any Land or Leased Buildings and Space and set forth on Schedule 1.1(iv), in each case which do not materially interfere with the Ordinary Course of Business of the Company or the Business.

“Person” means an individual, a partnership, a limited liability company, a corporation (including any non-profit corporation), a cooperative, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Authority, body or entity or any department, agency or political subdivision thereof.

“Pound Threshold” means the total pounds (in millions) produced and delivered by the Business, calculated by Buyer in accordance with GAAP, in each fiscal year of the Earnout Period for each Earnout Category as set forth in the table below.  To the extent that the Pound Threshold for any Earnout Category is not achieved during any fiscal year of the Earnout Period (other than the Earnout Period for fiscal years 2013, 2018 and 2019) attributable solely to insufficient demand by Buyer or Buyer’s failure to timely obtain additional tunnel capacity during any Earnout Period, the Pound Threshold for such Earnout Category for such fiscal year of the Earnout Period will be deemed to have been met at the level set forth in the table below.

	Earnout Period
Earnout Category	FY 2013	FY 2014	FY 2015	FY 2016	FY 2017	FY 2018	FY 2019
Blackberry Category	5.0	6.0	7.0	8.0	9.0	0.0	0.0
Raspberry Category	1.0	1.5	1.5	1.5	1.5	0.0	0.0
Blueberry Category	3.0	3.5	4.0	4.5	5.0	0.0	0.0
Total Pounds Category	18.9	20.9	22.4	23.9	25.4	0.0	0.0

“Proprietary Rights” means all of the Company’s proprietary rights in and to intellectual property used by the Company in connection with the Business including, without limitation, all patents, patent applications, patent licenses, trademarks, trade names (whether or not registered) and registrations and applications therefore, domain names, trade secrets, technology, technical information, know-how, formulae, designs and drawings, computer software, slogans, copyrights, processes and other similar intangible property and rights, including all income, royalties, damages, equitable relief and payments due or payable prior to or at the Closing or thereafter (including damages, equitable relief and payments for past, present or future infringements or misappropriations thereof, the right to sue and recover for past infringements or misappropriations thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world), but excluding the Logo.  With respect to all trademarks, service marks, industrial designs, trade dress, internet domain names and web sites, topographies, trade names, brand names and corporate names, Proprietary Rights shall include all goodwill associated therewith.  With respect to all trade secrets, Proprietary Rights shall include all ideas, formulae, plates, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, business and marketing plans, and customer and supplier lists and related information (including pricing and margins therefor).

“Raspberry Category” means all raspberries and blueberries produced and delivered by the Business, processed in the individually quick frozen, or IQF, process.

“Real Estate Encumbrances” means any restrictions on use of the Land or Leased Buildings and Space that would prevent or hinder the use of such Land or Leased Buildings and Space in a manner consistent with the current use of the particular parcel of Land or the Leased Buildings and Space by the Business, or which would result in the loss of the Land or Leased Buildings and Space as the result of any foreclosure or similar action.

“Release” shall have the meaning set forth in CERCLA, except that it shall be deemed to include without limitation the release of any Hazardous Substance as defined herein.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, capital gains, franchise, alternative or add-on minimum, estimated, sales, use, goods and services, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, employment, disability, payroll, license, employee or other withholding, contribution or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

“Total Possible Earnout” means (i) $1,650,00.00 for the Blackberry Category, (ii) $200,000 for the Raspberry Category, (iii) $550,000.00 for the Blueberry Category, and (iv) $600,000.00 for the Total Pounds Category.

“Total Pounds Category” means the total pounds produced and delivered by the Business of the Blackberry Category, Raspberry Category, Blueberry Category, Other Category and Non-IQF Category.

“Transaction Documents” means this Agreement, the Ground Lease, the Premises Leases, the Employment Agreement, the Resource Sharing Agreement, the Co-Packing Agreement; the IP License, and any and all ancillary documents necessary to consummate the transaction contemplated hereby.

“Trusts” means the Gerald E. Roth Trust and the Carolyn M. Roth Trust.

1.2                               Other Definitions.  Each of the following defined terms has the meaning given such term in the Section set forth opposite such defined term:

Defined Term	Section Reference
Agreement	Preamble
Allocation	Section 7.1(b)
Applicable Limitation Date	Section 6.1(a)
Assumed Liabilities	Section 2.2(a)
Building 1 Lease	Section 2.3(c)(ii)
Building 3 Lease	Section 2.3(c)(iii)
Building 4 Lease	Section 2.3(c)(iv)
Business	Recitals
Buyer	Preamble
Buyer Parties	Section 6.2(a)
Cap	Section 6.2(c)(ii)
Claim	Section 6.2(d)
Closing	Section 2.3(a)
Closing Date	Section 2.3(a)
Closing Date Financial Statements	Section 3.1(r)
Closing Transactions	Section 2.3(c)
Company	Preamble
Company Parties	Section 6.2(b)
Competitive Business	Section 7.6(a)
Confidential Information	Section 7.6(c)
Controlled Group	Section 4.17(d)
Co-Packing Agreement	Section 2.3(c)(viii)
Deductible	Section 6.2(c)(ii)
Earnout Objection Notice	Section 2.8(d)(i)
Earnout Notice	Section 2.8(c)
Earnout Period	Section 2.8(a)
Employees	Section 7.7(a)
Employment Agreement	Section 2.3(c)(iv)

Estimated Inventory Value	Section 2.7(a)
Excluded Assets	Section 2.1(b)
Final Closing Statement	Section 2.7(b)(i)
Final Inventory Value	Section 2.7(b)(i)
Financial Statements	Section 4.4(a)
Freezer Space Lease	Section 2.3©(v)
Governmental Authorizations	Section 4.15
Ground Lease	Section 2.3(c)(i)
Holdback Amount	Section 2.4(b)(i)
Indemnified Party	Section 6.2(d)
Indemnifying Party	Section 6.2(d)
Independent Accountant	Section 2.7(b)(iii)
Insiders	Section 4.19
Interim Financial Statements	Section 4.4(a)
Inventory Objection Notice	Section 2.7(b)(ii)
Loss and Losses	Section 6.2(a)
Member and Members	Preamble
Non-Compete Period	Section 7.6(a)
Northwest Farm Credit Services	Section 2.4(b)(iii)
Northwest Farm Credit Services Payoff Amount	Section 2.4(b)(iii)
Notice of Claim	Section 6.2(d)
Party and Parties	Preamble
Plans	Section 4.17(a)
Premises Leases	Section 2.3(c)(v)
Proposed Set Off Amount	Section 2.8(e)
Purchase Price	Section 2.4
Purchased Assets	Section 2.1(a)
Real Property	Section 4.7(c)
Resource Sharing Agreement	Section 2.3(c)(vii)
Restricted Party	Section 7.6(a)
Restricted Territory	Section 7.6(a)
Retained Policies	Section 7.8
Set Off Notice	Section 2.8(e)
Transferred Employees	Section 7.7(a)

ARTICLE 2
PURCHASE AND SALE OF ASSETS

2.1                               Purchased Assets.

(a)         On the terms and subject to the conditions contained in this Agreement, on the Closing Date, Buyer shall purchase from the Company, and the Company shall sell, convey, assign, transfer and deliver to Buyer, free and clear of all Liens (except for Permitted Encumbrances), all rights, titles and interests of every kind and nature in and to all of the following assets, but excluding all Excluded Assets (the “Purchased Assets”):

(i)                                     all Inventory;

(ii)                                  all Equipment and IT Assets (other than IT Assets specifically identified as Excluded Assets in the Resource Sharing Agreement);

(iii)                               all right, title and interest of the Company in and to the Contracts listed on Schedule 4.7(b) and Schedule 4.11(a) and all of the contract rights, claims, causes of action, refunds, credits, rights of recovery and set-off, security interests, licenses, permits, consents, authorizations, approvals, qualifications and registrations related to such Contracts and accruing or otherwise coming due subsequent to the Closing Date;

(iv)                              all rights, whether arising under Contract or otherwise in connection with the Business, with respect to the customers set forth on the Customer List, including all related customer records and marketing, franchise and distribution rights (including, without limitation, all rights under any franchise and/or distribution agreements);

(v)                                 all rights to hire or engage the Transferred Employees listed on Schedule 7.7(a) (Employee and Employee Benefit Matters), and any confidentiality, work product, non-competition and/or non-solicitation agreements entered into with such employees and independent contractors, or, to the extent applicable to the Business, with former employees and independent contractors used in the operation of the Business;

(vi)                              all of the Company’s business records and files including, without limitation, sales information, advertising and marketing materials, supplier records, cost and pricing information, production data, employment and personnel records, accounting and credit records, correspondence, and other records (including those maintained in computer tapes, disks, or other computer retrievable format, and whether maintained by the Company or others); provided, however, that (A) the Company may retain its Tax Returns and related work papers and any other records or documents required by applicable law to be retained by the Company (the Company shall deliver to Buyer complete and accurate copies of all such writings), and (B) Buyer shall (1) provide the Company access to such records transferred to Buyer as may be reasonably required from time to time (a) to prepare their income tax returns for their current taxable year, (b) to respond to any audit by any taxing authority related to any Tax Returns of the Company, or (c) for other reasonable purposes related to pre-Closing matters, and (2) retain such records for at least six (6) years after the Company files its federal income Tax Returns for its current taxable year (the Company will notify Buyer in writing of the date of such filing as soon as practicable thereafter) or, at Buyer’s option, make such records available to the Company;

(vii)                           all claims, deposits, prepayments, warranties, guarantees, refunds, causes of action, rights of recovery, rights of set-off and rights of compensation of every kind and nature, to the extent relating to the Purchased Assets or the Assumed Liabilities;

(viii)                        all Proprietary Rights and other intangible rights and intangible property of the Company (including without limitation the “Willamette Valley Fruit Company” brand name and all derivatives thereof subject to the IP License, the wvfco.com website and related email addresses subject to the IP License, and all telephone and telecopy listings (other than the phone numbers specifically identified as Excluded Assets in the Resource Sharing Agreement), but excluding the Logo;

(ix)                              all Governmental Authorizations listed on Schedule 4.15 and all data and records pertaining thereto;

(x)                                 all rights under or pursuant to all written warranties, representations, guarantees and service contracts made by suppliers, manufacturers and contractors in connection with the Purchased Assets;

(xi)                              all insurance, warranty, guarantee and condemnation proceeds received on or after the Closing Date with respect to damage, non-conformance of or loss to the Purchased Assets;

(xii)                           all brochures, artwork and other promotional and printed materials, consumables, trade show materials and equipment (including displays), videos, advertising and/or marketing materials; and

(xiii)                        all goodwill as a going concern and associated with the items listed above.

(b)         Excluded Assets.  All right, title, and interest of every kind and nature in and to all of the other assets and properties owned or leased by the Company (including indirect and other forms of beneficial ownership) as of the Closing Date, whether tangible, intangible, personal or real and wherever located and by whomever possessed are expressly excluded from the purchase and sale contemplated hereby (the “Excluded Assets”) and, as such, are not included in the Purchased Assets.  Without limiting the generality of the foregoing, Excluded Assets shall include:

(i)                                     cash of the Company as of the Closing Date;

(ii)                                  accounts receivable of the Company as of the Closing Date;

(iii)                               the Land

(iv)                              the Logo; and

(v)                                 other assets, if any, listed on Schedule 2.1(b).

2.2                               Limited Assumption of Liabilities.

(a)         Limited Assumed Liabilities.  Subject to the conditions specified in this Agreement, and in reliance upon the representations, warranties and agreements set forth herein, from and after the Closing Date, Buyer will not assume or in any way be responsible for any Liabilities of the Company or any other Liabilities whatsoever related to the ownership, operation or condition of the Business or the Purchased Assets at any time prior to the Closing Date, except as specifically provided below.  From and after the Closing Date, Buyer assumes and agrees to pay, defend, discharge and perform as and when due only the following specific Liabilities of the Company that relate exclusively to the Business (the “Assumed Liabilities”):

(i)                                     Liabilities to the extent arising after the Closing Date pursuant to all Contracts which are set forth on Schedule 4.7(b) or Schedule 4.11(a), excluding any Liability relating to or arising out of such Contracts as a result of (A) any transaction, status, event, condition, occurrence or situation existing, occurring or arising on or prior to the Closing Date, (B) any breach of such Contracts occurring on or prior to the Closing Date, (C) any violation of law, breach of warranty, tort or infringement occurring on or prior to the Closing Date, or (D) any related charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand.

(b)         Excluded Liabilities.  Notwithstanding anything to the contrary contained in this Agreement and regardless of whether such Liability is disclosed herein or on any schedule hereto, Buyer will not assume or be liable for any Excluded Liabilities.

2.3                               Closing; Conditions to Closing; Closing Transactions.

(a)         Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Osborn Maledon, P.A., at 10:00 a.m. local time on the date hereof, 2013 or at such other place or time and on such other date as may be mutually agreeable to the Parties.  The date and time of the Closing are herein referred to as the “Closing Date.”  The Parties may attend the Closing personally, via facsimile, or via telephone conference.

(b)         Conditions to Closing.  The Closing shall be subject to the satisfaction of the following conditions:

(i)                                     At Buyer’s sole cost and expense, AmeriTitle in Salem, Oregon shall be prepared to issue its standard leasehold policy of title insurance in the amount of $8,000,000.00 insuring good and clear title in the leasehold estates created by the Ground Lease and the Premises Leases in favor of Buyer, subject only to those matters listed on Schedule 2.3(b)(i) attached hereto and the usual exceptions in such form of policy.

(ii)                                  Buyer and the Company shall have performed all other acts required hereunder to Close.

(c)          Closing Transactions.  The Parties shall consummate the following “Closing Transactions” on the Closing Date:

(i)                                     Leasing Party and Buyer shall enter into a ground lease agreement substantially in the form of Exhibit B (the “Ground Lease”) pursuant to which Buyer, or an Affiliate of Buyer will lease all of the Land from the Leasing Party;

(ii)                                  Leasing Party and Buyer shall enter into a lease agreement regarding Leased Building 1 substantially in the form of Exhibit C (the “Building 1 Lease”) pursuant to which Buyer, or an Affiliate of Buyer will lease Leased Building 1 from the Leasing Party;

(iii)                               Leasing Party and Buyer shall enter into a lease agreement regarding Leased Building 3 substantially in the form of Exhibit D (the “Building 3 Lease”) pursuant to which Buyer, or an Affiliate of Buyer will lease Leased Building 3 from the Leasing Party;

(iv)                              Leasing Party and Buyer shall enter into a lease agreement regarding Leased Building 4 substantially in the form of Exhibit E (the “Building 4 Lease”) pursuant to which Buyer, or an Affiliate of Buyer will lease Leased Building 4 from the Leasing Party;

(v)                                 Leasing Party and Buyer shall enter into a lease agreement regarding Leased Freezer Space substantially in the form of Exhibit F (the “Freezer Space Lease” and together with the Building 1 Lease, the Building 3 Lease and the Building 4 Lease, the “Premises Leases”) pursuant to which Buyer, or an Affiliate of Buyer will lease Leased Freezer Space from the Leasing Party;

(vi)                              Buyer and the Company shall enter into a resources sharing agreement substantially in the form of Exhibit G (the “Resource Sharing Agreement”);

(vii)                           Buyer and the Company shall enter into a co-packing agreement substantially in the form of Exhibit H (the “Co-Packing Agreement”);

(viii)                        Buyer and the Company shall enter into the IP License;

(ix)                              (A) The Company and Dave Dunn shall terminate that certain employment agreement, dated as of December 20, 2011, by and between the Company and Dave Dunn, as amended, extended or modified, and (B) the Company, the Members and Dave Dunn shall terminate the non-compete provision in that certain membership interest purchase agreement, effective as of January 1, 2012, by and among the Company, the Members and Dave Dunn, as amended, extended or modified; and

(x)                                 Buyer and Dave Dunn shall enter into an employment agreement substantially in the form of Exhibit I (the “Employment Agreement”).

2.4                               Purchase Price.  In consideration for the Purchased Assets, Buyer will pay to the Company an amount equal to $9,500,000.00, subject to adjustment as provided below, plus the Assumed Liabilities (the “Purchase Price”), payable as follows:

(a)         an amount equal to the Assumed Liabilities, payable by Buyer’s assumption of the Assumed Liabilities on the Closing Date; and

(b)         an amount payable by wire transfer of immediately available funds on the Closing Date equal to $9,500,000.00:

(i)                                     less an amount equal to $3,000,000.00 (the “Holdback Amount”):  (A) $1,200,000 of which shall be held back by Buyer to secure the satisfactory completion of the installation of the OctoFrost IQF tunnel to be held until the parties mutually agree upon satisfactory completion; (B) $300,000 of which shall be held back by Buyer to secure satisfactory completion of associated improvements to the Leased Buildings and Space to be held until the parties mutually agree upon satisfactory completion; (C)

$1,000,000 of which shall be held back by Buyer to secure payment of any downward adjustment by which Estimated Inventory Value exceeds Final Inventory Value determined in accordance with Section 2.7(e), with any portion of such $1,000,000 unused or timely reserved for such purpose as of the date of determination of Final Inventory Value in accordance with Section 2.7 released to the Company on such date; and (D) $500,000 of which shall be held back by Buyer to secure the due performance and payment of the indemnification obligations of the Company and the Members under Article 6, with any portion of such $500,000 unused or timely reserved for such purpose as of the date that is twelve (12) months following the Closing Date released to the Company on such date; and

(ii)                                  less the amount set forth as the pay-off amount required by Northwest Farm Credit Services in the pay-off letter referenced in Section 3.1(d) (the “Northwest Farm Credit Services Payoff Amount”), which Buyer shall pay by wire transfer of immediately available funds on the Closing Date to Northwest Farm Credit Services, FLCA (“Northwest Farm Credit Services”).

2.5                               Transfer of Title.  At the Closing, title to all of the Purchased Assets and risk of loss shall pass to Buyer.  The Company shall convey all of the Purchased Assets to Buyer and shall deliver to Buyer such appropriately executed instruments of sale, transfer, assignment, conveyance and delivery, warranty, assignments of leases, assignments, vehicle titles, transfer tax declarations and all other instruments of conveyance which are necessary or desirable to effect transfer to Buyer of good and marketable title to the Purchased Assets (free and clear of all Liens other than Permitted Encumbrances), in each case in form and substance satisfactory to Buyer and its counsel.  From and after Closing, the Company shall cooperate with Buyer and execute, deliver and record such instruments of title and other documents reasonably requested by Buyer in order to more fully perfect Buyer’s right, title and interest thereto and therein.

2.6                               Prorations and Closing Costs.  Each of Buyer and the Company hereby agrees that rents, utilities and other payments or obligations under the Leases listed on Schedule 4.7(b) and Schedule 4.11(a) and the Contracts listed on Schedule 4.11(a), and all personal property taxes and assessments shall be prorated as of the Closing Date and the Purchase Price shall be adjusted to reflect such proration.  Buyer shall pay the cost of any policy of title insurance; escrow fees, recording fees and other closing costs shall be split equally between Buyer and the Company.

2.7                               Purchase Price Adjustment.

(a)                           Inventory Count.  Prior to Closing, Buyer and the Company shall cooperate in good faith to conduct a physical count of the Inventory located in Company facilities, and agree in good faith on such Inventory count.  Prior to any inbound receipts or outbound pick-ups or deliveries, on the morning of the Business Day immediately following the Closing Date, Buyer shall receive a reasonably detailed Inventory count from each outside cold storage (OCS) facility holding Inventory, with such count certified in writing by the third party OCS to Buyer.

(b)                           Inventory Adjustment.

(i)                                     Buyer and the Company hereby agree that the value of the Inventory on the Closing Date, calculated at the lower of cost or market (“Inventory Value”), must be $1,500,000 (the “Estimated Inventory Value”), or the Purchase Price will be adjusted as provided in this Section 2.7.  For the avoidance of doubt, the parties acknowledge and agree that the Company has prepaid the amounts set forth in, to the growers listed on, and pursuant to the contracts described on Schedule 2.1(b) (the “Prepaid Inventory Amount”) and, upon Buyer’s receipt of fruit pursuant to such contracts, and Buyer’s deduction of the Prepaid Inventory Amount when paying for such fruit pursuant to such contracts, Buyer will pay the Company an amount equal to the Prepaid Inventory Amount.  As promptly as reasonably practicable after the Closing, but no later than ninety (90) days after the Closing Date, Buyer shall cause to be prepared and delivered to the Company a statement (the “Final Closing Statement”) setting forth and certifying Buyer’s calculation of the actual Inventory Value as of the Closing Date (the “Final Inventory Value”).

(ii)                                  If the Company disagrees with Buyer’s calculation of Final Inventory Value as set forth on the Final Closing Statement, the Company may, within ten (10) days after delivery of the Final Closing Statement, deliver a written notice to Buyer setting forth the Company’s objection thereto and the Company’s calculation of such amount (such notice, the “Inventory Objection Notice”). Any Inventory Objection Notice shall specify in reasonable detail those items or amounts as to which the Company disagrees, and the Company shall be deemed to have agreed with all other items and amounts contained in the Final Closing Statement and the calculation of Final Inventory Value as set forth therein.  If the Company does not deliver an Inventory Objection Notice within such ten (10) day period pursuant to this Section 2.7(b)(ii), the Company shall be deemed to have agreed with all items and amounts contained in the Final Closing Statement and the calculation of Final Inventory Value as set forth therein, and the Final Inventory Value as set forth in the Final Closing Statement shall be conclusive and binding on the parties hereto.

(iii)                               If the Company timely delivers an Inventory Objection Notice, Buyer and the Company shall, during the thirty (30) days following such delivery, use commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine the amount of Final Inventory Value.  If the parties resolve all disputes, the computation of Final Inventory Value, as amended to the extent necessary to reflect the resolution of the dispute, shall be conclusive and binding on the parties hereto.  If, despite using such commercially reasonable efforts, the parties do not agree on the Final Inventory Value, Buyer shall promptly cause a nationally-recognized certified public accounting firm or independent certified appraisal firm (the “Independent Accountant”), reasonably acceptable to the Company (such acceptance not to be unreasonably withheld, delayed or conditioned), to decide only those items in dispute and shall instruct the Independent Accountant to render such decision no later than thirty (30) days following the date of commencement of such engagement. The Independent Accountant shall act as an expert and not as an arbitrator to determine only the specific items under dispute by the Company and Buyer. In making such determination, the

Independent Accountant shall consider only those items or amounts in the Final Closing Statement and Buyer’s calculation of Final Inventory Value as to which the Company has disagreed.  The decision of the Independent Accountant shall include a statement of the Independent Accountant’s determination of each disputed item and a statement of the Final Inventory Value reflecting the Independent Accountant’s determination of all disputed items, shall be set forth in a written report delivered to the Company and Buyer and shall be conclusive and binding on the parties hereto. In resolving any disputed item, the Independent Accountant shall be bound by the provisions of this Agreement and may not assign a value to any item greater than the greatest value for such item or less than the smallest value for such item claimed by either Buyer or the Company, as applicable.

(iv)                              All fees of the Independent Accountant shall be paid by the Party that proposed the Final Inventory Value furthest from the Final Inventory Value determined by the Independent Accountant.  If the Company is obligated to pay any such fees, such fees shall be paid as a further adjustment to the Final Inventory Value.

(v)                                 Buyer and the Company shall, and shall cause their respective Affiliates and representatives to, cooperate and assist in the preparation of the Final Closing Statement and the calculation of Final Inventory Value and in the conduct of the review referred to in this Section 2.7(b), including making available, to the extent necessary, books, records, work papers and personnel.

(c)                            The Purchase Price will be: (i) adjusted downward by the amount, if any, by which the Estimated Inventory Value exceeds the Final Inventory Value; or (ii) adjusted upward by the amount, if any, by which the Final Inventory Value exceeds the Estimated Inventory Value.

(d)                           To the extent that the Final Inventory Value, as finally determined in accordance with this Section 2.7, represents an upward adjustment of the Purchase Price, as provided in Section 2.7(c)(ii), Buyer shall pay to the Company an amount equal to the Estimated Inventory Value (which includes the $1 million portion of the Holdback Amount in Section 2.7(b)(i)(B), plus the amount of such adjustment by wire transfer of immediately available funds within five (5) Business Days following such determination.

(e)                            To the extent that the Final Inventory Value, as finally determined in accordance with this Section 2.7, represents a downward adjustment of the Purchase Price, as provided in Section 2.7(c)(i):

(i)                                     If the amount of such downward adjustment is $1,000,000 or less, the amount of such downward adjustment shall be deducted from the $1,000,000 portion of the Holdback Amount described in Section 2.7(b)(i)(B), and any remaining amount of such $1 million portion of the Holdback will be released to the Company in accordance with Section 2.4(b)(i); and

(ii)                                  If the amount of such downward adjustment exceeds $1,000,000, Buyer shall retain the $1,000,000 portion of the Holdback Amount described in Section 2.7(b)(i)(B), and the Company shall pay to Buyer the amount by which such downward adjustment exceeds $1,000,000 by wire transfer of immediately available funds within five (5) Business Days following such determination.

2.8                               Earnout.  Buyer shall pay to the Company an Earnout Payment, if and as required under this Section 2.8, to the Company by wire transfer of immediately available funds.  Buyer will use commercially reasonable efforts to maximize IQF production and, pursuant to the Employment Agreement, provide an incentive bonus to Dave Dunn that includes an individual performance objective (IPO) component, 80% of which will be tied to satisfying the Pound Threshold.

(a)                           Earnout Period.  The amount of each Earnout Payment will be determined as set forth in Section 2.8(b) for each of the fiscal years ended on December 31, 2013, 2014, 2015, 2016, 2017, 2018 and 2019 (the “Earnout Period”).

(b)                           Earnout Payments.  An Earnout Payment shall be required following the end of any fiscal year of the Earnout Period for each Earnout Category if the applicable Pound Threshold for such Earnout Category was achieved by the Business in such fiscal year, as follows.  For the avoidance of doubt, examples of certain possible earn-out payment scenarios are attached hereto as Schedule 2.8(b).

(i)                                     For the Raspberry Category, Blueberry Category and Total Pounds Category, if an Earnout Payment is required in any fiscal year and in all preceding fiscal years, the Earnout Payment for the fiscal year being measured shall be equal to twenty percent (20%) of the Total Possible Earnout for the applicable Earnout Category.  If an Earnout Payment is required in any fiscal year but not in one or more preceding fiscal years, the Earnout Payment for the fiscal year being measured shall be an amount equal to the greater of (i) twenty percent (20%) of the Total Possible Earnout for the applicable Earnout Category or (ii) an amount equal to (A) the cumulative total of the total number of pounds actually produced and delivered in such Earnout Category during the then completed fiscal years of the Earnout Period through the fiscal year being measured, divided by (B) the Earnout Period Goal for such Earnout Category, and such fraction multiplied by (C) the Total Possible Earnout for such Earnout Category, and such amount minus (D) any Earnout Payments previously paid for such Earnout Category. Notwithstanding the foregoing, under no circumstances, will the aggregate amount of Earnout Payments in each of the Raspberry Category, Blueberry Category or Total Pounds Category exceed twenty percent (20%) of the Total Possible Earnout for the applicable Earnout Category multiplied by the number of completed fiscal years of the Earnout Period through the fiscal year being measured, subject to the limits set forth in Section 2.8(b)(iii) below.

(ii)                                  For the Blackberry Category, if an Earnout Payment is required in any fiscal year, the Earnout Payment for the fiscal year being measured shall be an amount equal to the greater of (i) twenty percent (20%) of the Total Possible Earnout for the Blackberry Category or (ii) an amount equal to (A) the cumulative total of the total number of pounds actually produced and delivered in the Blackberry Earnout Category during the then completed fiscal years of the Earnout Period through the fiscal year being measured, divided by (B) the Earnout Period Goal for the Blackberry Category, and such fraction multiplied by (C) the Total Possible Earnout for the Blackberry Category, and such amount minus (D) any Earnout Payments previously paid for the Blackberry Category.

(iii)                               Notwithstanding anything to the contrary in this Agreement, under no circumstances, will the aggregate amount of Earnout Payments in any Earnout Category exceed the Total Possible Earnout for such Earnout Category, nor will the aggregate amount of all Earnout Payments exceed $3,000,000.00.

(c)                            Earnout Notice.  No less than fifteen (15) days prior to the payment by the Buyer of any Earnout Payment, Buyer shall provide the Company with a written notice that sets forth (i) the amount of the Earnout Payment, (ii) the calculation of such Earnout Payment, and (iii) reasonable detail showing the total number of pounds actually produced and delivered for each Earnout Category by pack style (for example, puree, straight pack, juice dock, IQF and seedless) relevant to such Earnout Payment (the “Earnout Notice”).

(d)                           Earnout Dispute.

(i)                                     If the Company disagrees with Buyer’s calculation of any Earnout Payment as set forth on the applicable Earnout Notice, the Company may, within ten (10) days after delivery of such Earnout Notice, deliver a written notice to Buyer setting forth the Company’s objection thereto and the Company’s calculation of such amount (such notice, the “Earnout Objection Notice”). Any Earnout Objection Notice shall specify in reasonable detail those items or amounts as to which the Company disagrees, and the Company shall be deemed to have agreed with all other items and amounts contained in the Earnout Notice and the calculation of such Earnout Payment as set forth therein. Upon delivery of any Earnout Objection Notice, Buyer’s obligation to make the applicable Earnout Payment will be suspended until the amount of the applicable Earnout Payment is finally determined in accordance with this Section 2.8. If the Company does not deliver an Earnout Objection Notice within such ten (10) day period pursuant to this Section 2.8(d), the Company shall be deemed to have agreed with all items and amounts contained in the Earnout Notice and the calculation of such Earnout Payment as set forth therein, and the Earnout Payment as set forth in the Earnout Notice shall be conclusive and binding on the parties hereto.

(ii)                                  If the Company timely delivers an Earnout Objection Notice, Buyer and the Company shall, during the thirty (30) days following such delivery, use commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine the amount of the applicable Earnout Payment. If the parties resolve all disputes, the computation of the applicable Earnout Payment, as amended to the extent necessary to reflect the resolution of the dispute, shall be conclusive and binding on the parties hereto. If, despite using such commercially reasonable efforts, the parties do not agree on the amount of the applicable Earnout Payment, Buyer shall promptly cause an Independent Accountant, reasonably acceptable to the Company (such acceptance not to be unreasonably withheld, delayed or conditioned), to decide only those items in dispute and shall instruct the Independent Accountant to render such decision no later than thirty (30) days following the date of commencement of such engagement. The Independent Accountant shall act as an expert and not as an arbitrator to determine only the specific items under dispute by the Company and Buyer. In making such determination, the Independent Accountant shall consider only those items or amounts in the Earnout Notice and Buyer’s calculation of the applicable Earnout Payment as to which the Company has disagreed. The decision of the Independent Accountant shall include a statement of the Independent Accountant’s determination of each disputed item and a statement of the amount of the applicable Earnout Payment reflecting the Independent Accountant’s determination of all disputed items, shall be set forth in a written report delivered to the Company and Buyer and shall be conclusive and binding on the parties hereto. In resolving any disputed item, the Independent Accountant shall be bound by the provisions of this Agreement and may not assign a value to any item greater than the greatest value for such item or less than the smallest value for such item claimed by either Buyer or the Company, as applicable.

(iii)                               All fees of the Independent Accountant shall be paid by the Party that proposed the amount of the applicable Earnout Payment furthest from the amount of the applicable Earnout Payment determined by the Independent Accountant.  Within five (5) Business Days after final determination by the Independent Accountant, the party responsible for the fees of the Independent Accountant shall pay the amount of such fees to the Independent Accountant, and the failure to do so shall constitute a material breach of this Agreement.

(iv)                              Buyer and the Company shall, and shall cause their respective Affiliates and representatives to, cooperate and assist in the preparation of the Earnout Notice and the calculation of applicable Earnout Payment and in the conduct of the review referred to in this Section 2.8(d), including making available, to the extent necessary, books, records, work papers and personnel.

(e)                            Set Off Right.  Notwithstanding any provision of this Agreement to the contrary, the parties hereby acknowledge and agree that, in addition to any right hereunder, Buyer and its Affiliates shall have the right, but not the obligation, from time to time to set off any amounts owed at such time by the Company to Buyer or its Affiliates hereunder, including indemnification payments payable to Buyer Indemnified Parties pursuant to Article 6 hereof against any Earnout Payment that is owed by Buyer to the Company.  If Buyer elects to exercise its right to set off hereunder, it shall give the Company written notice of such election (the “Set Off Notice”), which Set Off Notice shall include the amount(s) to be set aside from the Earnout Payment and a reasonable description of the circumstances giving rise to Buyer’s entitlement to such set off. The Company shall have ten (10) days after delivery of such Set Off Notice to review such Set Off Notice, and during such ten (10)-day period, Buyer and the Company shall negotiate in good faith to resolve any discrepancies in the set off amount proposed by Buyer. If Buyer and the Company are unable to so agree on the set off amount proposed by Buyer, then Buyer shall immediately transfer the portion of the proposed amount as to which there is a dispute (the “Proposed Set Off Amount”) to an independent escrow agent.  Such escrow agent shall disburse the Proposed Set Off Amount upon the earlier of (i) the receipt of joint written instructions from Buyer and the Company authorizing it to disburse the Proposed Set Off Amount, or a portion thereof, and indicating the recipient or recipient of such amount, or (ii) the delivery of a final and non-appealable judgment setting forth the manner in which the Proposed Set Off Amount is to be disbursed.

2.9                               Nonassignable Contracts.  The Company shall use reasonable efforts to obtain all consents and approvals necessary to assign to Buyer any Contract that is included in the Purchased Assets, each as set forth on Schedule 2.9.  To the extent that the assignment by the Company to Buyer of any Contract is not permitted or is not permitted without the consent of any other party to the Contract, this Agreement shall not be deemed to constitute an assignment of any such Contract if such consent is not given or if such assignment otherwise would constitute a breach of, or cause a loss of contractual benefits under, any such Contract, and Buyer shall assume no Liabilities thereunder.  If any such consent is not obtained or if such assignment is not permitted irrespective of consent, the Company shall use its reasonable best efforts, at the Company’s expense, to (i) provide to Buyer, at the request of Buyer, the benefits of any such Contract transferred herein, (ii) cooperate in any lawful arrangement prescribed by Buyer to provide such benefits to Buyer and (iii) enforce, to the extent enforceable by the Company, at the request of and for the account of Buyer, any rights of the Company arising from any Purchased Asset referred to herein against any third person (including a Governmental Authority) including the right to elect to terminate a Contract in accordance with the terms thereof upon the advice of Buyer.

2.10                        Post-Closing Amounts Received and Paid.  All cash collected on or after the Closing Date from Accounts Receivable shall belong to the Company, and if received by Buyer, shall be received for the benefit and the account of the Company, and Buyer shall, on a weekly basis, transfer and remit to the Company all such amounts received by or paid to Buyer on or after the Closing Date.  All cash collected on or after the Closing Date which do not constitute payment of Accounts Receivable shall belong to Buyer, and if received by the Company, shall be received for the benefit and the account of Buyer, and the Company shall, on a weekly basis, transfer and remit to Buyer all such amounts received by or paid to the Company on or after the Closing Date.

ARTICLE 3
DELIVERABLES

3.1                               Company Deliverables.  On or before the Closing Date, unless otherwise specified, the Company hereby covenants and agrees that it shall deliver the following items to Buyer, each of which shall be to Buyer’s satisfaction in its commercially reasonable discretion:

(a)         Subject to the terms of Section 2.9, all consents and approvals by third parties that are required for the transfer of the Purchased Assets, that are required for the assignment and transfer of the Contracts included in the Purchased Assets, that are required for the consummation of the transactions contemplated hereby or that are required in order to prevent a breach of or a default under or a termination or modification of or any right of acceleration of any Liability under any Contract which is included as one of the Purchased Assets, in each case on terms and conditions satisfactory to Buyer;

(b)         All governmental and regulatory filings, authorizations and approvals and other Governmental Authorizations that are required for the transfer of the Purchased Assets to Buyer and the consummation of the transactions contemplated hereby shall have been duly made and obtained on terms reasonably satisfactory to Buyer;

(c)          Releases of any and all Liens with respect to the Purchased Assets (except for Permitted Encumbrances);

(d)         A pay-off letter from Northwest Farm Credit Services satisfactory to Buyer that sets forth the terms authorizing the release of any and all Liens with respect to the Purchased Assets;

(e)          Evidence of the filing of (i) the Articles of Amendment to the Articles of Organization of the Company and (ii) the Assumed Business Name Amendment, each certified by an appropriate authority of the State of Oregon, to implement the change of the Company’s name to Willamette Valley Pie Company, LLC;

(f)           The Ground Lease, duly executed by the Leasing Party;

(g)          The Premises Leases, duly executed by the Leasing Party;

(h)         The Co-Packing Agreement, duly executed by the Company;

(i)             The Resource Sharing Agreement, duly executed by the Company;

(j)            The IP License, duly executed by the Company;

(k)         An original of a Bill of Sale in substantially the form of Exhibit J, transferring all of the Company’s right, title and interest in the Purchased Assets to Buyer, executed by the Company;

(l)             The Employment Agreement, duly executed by Dave Dunn;

(m)     An opinion, dated the Closing Date, of counsel to the Company, in the form of Exhibit K;

(n)         A certificate duly executed by the Secretary of the Company certifying as to (i) the Company’s articles of organization and operating agreement of the Company, (ii) resolutions of the Company’s board of managers and, to the extent required, of the Company’s unit holders, authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents, and approving the consummation of the transactions contemplated hereby and thereby and (iii) the incumbency of the officers of the Company executing this Agreement;

(o)         Certificates of good standing for the Company dated within ten (10) days prior to the Closing Date issued by the Secretary of State of the State of Oregon and each jurisdiction where the Company is qualified to do business (including the jurisdictions listed on Schedule 4.1);

(p)         The Company’s unaudited balance sheet and the related unaudited statements of income and cash flows for the period commencing on May 1, 2013 and ending on the Closing Date (the “Closing Date Financial Statements”), within thirty (30) days of the Closing Date; and

(q)         Such other documents or instruments as Buyer may reasonably request to effect the transactions contemplated hereby, including, but not limited to, such documents or instruments as AmeriTitle in Salem, Oregon may require as a condition of issuing a standard leasehold policy of title insurance reasonably acceptable to Buyer.

3.2                               Buyer’s Deliverables.  On or before the Closing Date, Buyer shall deliver the following items to the Company, each of which shall be to the Company’s satisfaction in its commercially reasonable discretion:

(a)         The Ground Lease, duly executed by Buyer;

(b)         The Premises Leases, duly executed by Buyer;

(c)          The Employment Agreement, duly executed by Buyer;

(d)         The Co-Packing Agreement, duly executed by Buyer;

(e)          The Resource Sharing Agreement, duly executed by Buyer;

(f)           The IP License, duly executed by Buyer;

(g)          A certificate duly executed by the Secretary of Buyer certifying as to (i) Buyer’s certificate of incorporation and bylaws, (ii) resolutions of Buyer’s board of directors authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents, and approving the consummation of the transactions contemplated hereby and thereby and (iii) the incumbency of the officers of Buyer executing this Agreement; and

(h)         Such other documents or instruments as the Company may reasonably request to effect the transactions contemplated hereby.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As a material inducement to Buyer to enter into this Agreement, the Company and the Members, jointly and severally, (and, with respect to Section 4.7(a), MARS and the Trusts, severally but not jointly) hereby represent and warrant to Buyer as follows:

4.1                               Organization and Corporate Power.

(a)         The Company is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Oregon.  Schedule 4.1 hereto contains a correct and complete list of each jurisdiction where the Company is qualified and licensed to do business.

(b)         The Company does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture, or other entity or enterprise.  The Company is not obligated to make any future investment in or capital contribution to any corporation, partnership, joint venture or other entity or enterprise, and the Company has not guaranteed and is not liable for any obligation of any such Person.

(c)          The Company has full corporate power and authority and all Governmental Authorizations necessary to own and operate the Purchased Assets and to carry on the Business as currently conducted and as presently proposed to be conducted.

(d)         The copies of the articles of organization and the operating agreement of the Company that have been furnished to Buyer reflect all amendments thereto and are correct and complete.

4.2                               Authorization of Transactions.  The Company has full corporate power and authority to execute and deliver this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby.  The board of managers and the unit holders of the Company have duly approved this Agreement and have duly authorized the execution and delivery of this Agreement and all ancillary documents and the consummation of the transactions contemplated hereby and thereby.  No other corporate proceedings on the part of the Company are necessary to approve and authorize the execution and delivery of this Agreement or any of the ancillary documents and the consummation of the transactions contemplated hereby and thereby.  As of Closing, this Agreement and all other Transaction Documents to which any of the Company is a party have been duly executed and delivered by the Company and constitute the valid and binding agreements of the Company, enforceable against the Company in accordance with their terms.

4.3                               Absence of Conflicts.  Except as set forth in Schedule 4.3, the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby by the Company do not and shall not (a) conflict with or result in any breach of any of the terms, conditions or provisions of, (b) constitute a default under, (c) result in a violation of, (d) give any third party the right to modify, terminate or accelerate any obligation under, (e) result in the creation of any Lien upon the Purchased Assets, or (f) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or other Governmental Authority, under the provisions of the articles of organization or the operating agreement of the Company or any Contract to which the Purchased Assets are bound or affected, or any law, statute, rule or regulation to which the Company or any of the Purchased Assets is subject or any judgment, order or decree to which the Company is subject.

4.4                               Financial Statements.

(a)         Attached as Schedule 4.4 are (i) the Company’s unaudited statement of income for the Business for the twelve (12) months ending December 31, 2012 (the “Financial Statements”), and (ii) the Company’s unaudited statement of income for the Business for the four (4) months ending April 30, 2013 (the “Interim Financial Statements”).  The Company has not undergone any independent audit of its Financial Statements, its Interim Financial Statements or

its Closing Date Financial Statements.  The Financial Statements, the Interim Financial Statements and the Closing Date Financial Statements have been prepared in accordance with the Company’s books and records, consistently applied, and fairly present the financial condition and the results of operations of the Business as of the respective dates of and for the periods referred to therein.

(b)         The Company has not identified any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and, with respect to the Company and to the Company’s Knowledge, there has been no fraud, whether or not material, that involves management or other employees who have a significant role in its internal control over financial reporting.  The Company has not received prior to the Closing Date any written complaint, allegation, assertion or claim regarding any significant deficiencies or material weaknesses in the design or operation of its internal accounting controls.

4.5                               Absence of Undisclosed Liabilities.  Except for liabilities (a) reflected or reserved against in the balance sheet of the Company as at December 31, 2012, (b) incurred in the Ordinary Course of Business since December 31, 2012 (none of which resulted from, arose out of, is related to, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of laws), (c) arising under Contracts to which the Company is a party, and/or (d) described on Schedule 4.5, the Company, to its Knowledge, has no material obligations or liabilities (whether accrued, absolute, contingent or otherwise) relating to the Business that are (i) required to be reflected as liabilities on a balance sheet prepared in accordance with GAAP consistently applied or (ii) would will become due as a result of the consummation by the Company of the transactions contemplated by this Agreement or the Transaction Documents.

4.6                               Absence of Certain Developments.  Except as set forth in Schedule 4.6 or as expressly contemplated by this Agreement, since December 31, 2012, the Company has not with respect to the Business, except in the Ordinary Course of Business:

(a)         suffered a Material Adverse Effect;

(b)         suffered any theft, damage, destruction or casualty loss in excess of $10,000.00 to any of the Purchased Assets, whether or not covered by insurance, or suffered any substantial destruction of the Company’s books and records;

(c)          experienced any labor dispute or threatened labor dispute involving any employees involved in the Business;

(d)         borrowed any amount or incurred or become subject to any Indebtedness or other Liabilities;

(e)          subjected any portion of the Purchased Assets to any Lien;

(f)           sold, leased, assigned or transferred (including transfers to any Insider) a portion of the Purchased Assets (including Proprietary Rights), or canceled without fair consideration any material debts or claims owing to or held by it, or disclosed any confidential information (other than pursuant to agreements requiring the disclosure to maintain the confidentiality of and preserving all rights of the Company in such confidential information);

(g)          waived any rights under any Contract;

(h)         entered into, amended or terminated any Contract;

(i)             entered into any other material transaction, or materially changed any business practice;

(j)            received notification that any customer or supplier will stop or decrease in any material respect the rate of Business done with the Company or experienced an actual or threatened material dispute with any material customer or supplier;

(k)         instituted or settled any claim or lawsuit involving equitable or injunctive relief of more than $10,000.00 in the aggregate;

(l)             granted any performance guarantee to any of its customers;

(m)     offered any discounts on any of its products or any promotions, rebates, coupons or special offers with respect to any of its products with terms and conditions that differ in any material respect from the terms and conditions previously offered by the Company with respect to the Business;

(n)         changed any of the terms and conditions with respect to the pricing of any of its products (including any terms and conditions that are ancillary to, or otherwise affect, the aggregate price paid for any of its products) that differ in any material respect from the terms and conditions previously offered by the Company with respect to the Business;

(o)         acquired any other business or entity (or any significant portion or division thereof), whether by merger, consolidation or reorganization or by purchase of assets or stock or acquired any other material assets; or

(p)         committed or agreed to any of the foregoing in any manner that would be legally enforceable.

4.7                               Title to Properties.

(a)         The Trusts currently own the Land and MARS Enterprises currently owns the Leased Buildings and Space, in each case, free and clear or any Real Estate Encumbrances.  The Trusts will convey title to the Land to MARS Enterprises before March of 2014, subject only to Permitted Encumbrances, except for approximately 2 acres on the east side of the Land that is currently used for wastewater disposal; (B) there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any Person the right of use or occupancy of any portion of such parcel; and (C) there are no outstanding actions, options, or rights of first refusal to purchase such parcel, or any portion thereof or interest therein.

(b)         Schedule 4.7(b) sets forth a list of each Leased Building and Space.  True and complete copies of (i) all deeds and existing title insurance policies of or pertaining to the Leased Buildings and Space and (ii) all instruments, agreements and other documents evidencing, creating or constituting any Real Estate Encumbrances have been delivered to Buyer.  With respect to each such Leased Building:  (A) the Leasing Party owns, or will own immediately following Closing, marketable title to such parcel, free and clear of all Liens, except Permitted Encumbrances; (B) there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any Person the right of use or occupancy of any portion of such parcel; and (C) there are no outstanding actions, options, or rights of first refusal to purchase such parcel, or any portion thereof or interest therein.

(c)          The Land and the Leased Buildings and Space are referred to collectively herein as the “Real Property”.

4.8                               Condition of Facilities.

(a)         Except as noted on Schedule 4.8, use of the Real Property for the various purposes for which it is presently being used is permitted as of right under all applicable land use, building code and zoning legal requirements or is a “permitted nonconforming” use of structure classifications that has received all necessary Governmental Authorizations.  Except as noted on Schedule 4.8, the Leased Buildings and Space are in material compliance with all applicable legal requirements, including but not limited to Environmental and Safety Regulations, including those pertaining to zoning, building and the disabled, to the extent applicable, are in good repair and in good condition, ordinary wear and tear excepted, and are free from latent and patent defects.  Except as noted on Schedule 4.8, no part of any Leased Building encroaches on any real property not included within the boundaries of the Real Property, and there are no buildings, structures, fixtures or other improvements primarily situated on adjoining property which encroach on any part of the Real Property.  There is no existing or proposed plan to modify or realign any street or highway or any existing or proposed eminent domain proceeding that would result in the taking of all or any part of any facility or that would prevent or hinder the continued use of any facility as heretofore used in the conduct of the Business.

(b)         Except as set forth in Schedule 4.8, all installations, improvements and other work and services performed with respect to the Leased Building 4 (the “Leased Building 4 Work”) have been performed in a professional and workmanlike manner, by trained professionals experienced in providing such work and services and are in material compliance with all applicable legal requirements, including but not limited to Environmental and Safety Regulations, including those pertaining to zoning, building and the disabled.  All materials, systems and other deliverables with respect to the Leased Building 4 Work will operate, perform and conform to the descriptions and specifications provided by the Company to Buyer.

4.9                               Title and Condition of Assets.

(a)         Title; Sufficiency.  The Company has good, valid and marketable title to all of the Purchased Assets, and at Closing, the Company will convey good, valid and marketable title to each of the Purchased Assets to Buyer.  The title to each Purchased Asset is, and at Closing will be, free and clear of all Liens, except for Permitted Encumbrances.  The Purchased Assets constitute all of the material assets and rights necessary for the conduct of the Business as presently conducted.

(b)         Inventory.  Except as disclosed on Schedule 4.9(b), the Inventory consists of a quality and quantity saleable in the Ordinary Course of Business in accordance with normal industry practice.

(c)          Equipment.  Except with respect to any individual item originally purchased by the Company for less than $10,000.00 and as otherwise disclosed on Schedule 4.9(c), the Equipment is in good operating condition and repair (normal wear and tear excepted), has been maintained in accordance with normal industry practice and is suitable for the purposes for which it is presently used.

4.10                        Taxes.  Except as set forth on Schedule 4.10, with regard to the Business and the Purchased Assets:

(a)         the Company is and has always been classified as a partnership for federal income tax purposes;

(b)         the Company has timely filed or shall timely file all Tax Returns which are required to be filed on or before the Closing Date, and all such Tax Returns are true, complete and accurate;

(c)          all Taxes due and payable by the Company, whether or not shown on a Tax Return, have been paid or shall be paid by the Company and no Taxes are delinquent;

(d)         no deficiency for any amount of Tax has been asserted or assessed by a taxing authority against the Company and the Company does not reasonably expect that any such assertion or assessment of Tax liability will be made;

(e)          the Company has not consented to extend the time in which any Tax may be assessed or collected by any taxing authority;

(f)           no claim has ever been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Taxes assessed by such jurisdiction;

(g)          the Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party; and

(h)         the Company will not be required (i) as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, to include any adjustment in taxable income for any taxable period (or any portion thereof) or (ii) as a result of any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax law), to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date.

Schedule 4.10 contains a list of states, territories and jurisdictions (whether foreign or domestic) in which the Company is required to file Tax Returns relating to the Business.  The Purchased Assets are free and clear of any Lien related to any Tax Liability other than Permitted Encumbrances whatsoever or howsoever arising (whether accrued, absolute, contingent or otherwise).

4.11                        Contracts and Commitments.

(a)         Except for this Agreement and the matters specifically contemplated by this Agreement, and except as set forth in Schedule 4.11(a), with respect to the Business, the Company is not a party to or bound by, and the Purchased Assets are not bound by, whether written or oral, any:

(i)                                     collective bargaining agreement or Contract with any labor union or any bonus, commissions, pension, profit sharing, retirement or any other form of deferred compensation plan or any stock purchase, stock option, hospitalization insurance or similar plan or practice, whether formal or informal;

(ii)                                  Contract for the employment of any Transferred Employees listed on Schedule 7.7(a) on a full-time or consulting basis or any notice, severance or change-of-control agreements;

(iii)                               Contract relating to Indebtedness or to mortgaging, pledging or otherwise placing a Lien on any of the Purchased Assets;

(iv)                              license or royalty Contract;

(v)                                 guaranty of any obligation, other than endorsements made for collection;

(vi)                              Contract with any customer listed on Schedule 1.1(iii) or any supplier listed on Schedule 4.23;

(vii)                           Contract under which it is lessee of, or holds or operates, any personal property owned by any other party calling for payments in excess of $10,000.00 annually or under which it is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it;

(viii)                        Contract or group of related Contracts with the same party for the purchase or sale of supplies, products or other personal property or for the furnishing or receipt of services which either calls for performance over a period of more than one year or involves a sum in excess of $10,000.00;

(ix)                              Contract with any Person for the purchase or supply of berries or any other ingredient or material used in a product of the Business;

(x)                                 Contract for the co-packaging or similar arrangement for any product of the Business;

(xi)                              Contract which prohibits the Company from freely engaging in the Business anywhere in the world;

(xii)                           Contract relating to the distribution (including with respect to systems, routes or networks), marketing or sales of the Company’s products;

(xiii)                        Contract pursuant to which the Company subcontracts work to third parties;

(xiv)                       Contract relating to the acquisition or sale of the Business (or any material portion thereof);

(xv)                          Contract for warehouse management;

(xvi)                       Contract for movement of freight;

(xvii)                    “take-or-pay” or “requirements” Contract;

(xviii)                 any other Contract not already listed under one of the subsections above that involves future payments, performance by the Company of services or delivery by the Company of goods or materials of an aggregate amount or value in excess of $10,000.00 on an annual basis, or that otherwise is material to the Business or prospects of the Business, taken as a whole;

(xix)                       any other Contract not already listed under one of the subsections above that is material to the Business; or

(xx)                          any amendment, waiver or modification to any of the foregoing.

(b)         Except as disclosed in Schedule 4.11(b) or as would not reasonably be expected to result in a Material Adverse Effect, (i) no Contract or commitment disclosed on, or required to be disclosed on, Schedule 4.11(a) has been breached, defaulted on, or canceled by the other party, and the Company has no Knowledge of any anticipated breach, default or cancellation by any other party to any Contract set forth or required to be set forth on Schedule 4.11(a), (ii) the Company has performed all the obligations required to be performed by it in connection with the Contracts disclosed on, and the Contracts required to be disclosed on, Schedule 4.11(a) and is not in default under or in breach of any such Contract, and no event has occurred which with the passage of time or the giving of notice or both would result in a default or breach thereunder, (iii) the Company does not have a present expectation or intention of not fully performing any obligation pursuant to any Contract set forth on, or any Contract that is required to be set forth on, Schedule 4.11(a), and (iv) each Contract with respect to the Business is legal, valid, binding, existing, enforceable and in full force and effect and will continue as such following the consummation of the transactions contemplated hereby.

(c)          The Company has provided Buyer with a true and correct copy of all written Contracts, which are required to be disclosed on Schedule 4.11(a), in each case together with all amendments, waivers or other changes thereto.

4.12                        Proprietary Rights.

(a)         Schedule 4.12 lists the Proprietary Rights included in the Purchased Assets.  The Proprietary Rights used by the Company with respect to the Business immediately prior to the Closing hereunder will be owned or available for use on identical terms and conditions immediately subsequent to the Closing hereunder.

(b)         Except as set forth on Schedule 4.12, (i) the Company owns and possesses all right, title and interest in and to, or has a valid and enforceable right to use, each of the Proprietary Rights listed on Schedule 4.12, free and clear of all Liens, except Permitted Encumbrances, and no claim by any third party contesting the validity, enforceability, use or ownership of any of the Proprietary Rights has been made, is currently outstanding or, to the Company’s Knowledge, is threatened, (ii) the Company has not received any notices of, nor is the Company aware of any facts which indicate a likelihood of, any infringement or misappropriation by, or conflict with, any third party with respect to any Proprietary Right owned by, issued to or licensed to the Company (including any demand or request that the Company license rights from a third party), (iii) the Company has not infringed, misappropriated or otherwise conflicted with any rights of any third parties and the Company is not aware of any infringement, misappropriation or conflict which shall occur as a result of the continued operation of the Business as currently conducted, and (iv) to the Company’s Knowledge, the Proprietary Rights owned or licensed to the Company have not been infringed, misappropriated or conflicted by any third party.

(c)          The transactions contemplated by this Agreement shall have no material adverse effect on Buyer’s right, title and interest in and to any of the Proprietary Rights included as Purchased Assets.  The Company’s trade secrets included in the Proprietary Rights are treated by the Company as confidential information with respect to the Business.  Except as set forth in Schedule 4.12, the Company has entered into written confidentiality agreements and written proprietary rights agreements with all of its employees and independent contractors with access to trade secrets included in the Purchased Assets or involved in creating or developing inventions relating to the Business within the scope of their employment and, to the Company’s Knowledge, no such agreements have been breached by such employee or independent contractor.  The Company has taken all reasonable actions to maintain and protect its Proprietary Rights.

4.13                        Litigation; Proceedings.  Except as set forth in Schedule 4.13, there are no claims, disputes, actions, suits, proceedings, orders, writs, injunctions, judgments, decrees or investigations pending or, to the Company’s Knowledge, threatened against or affecting the Company with respect to the Business or the Purchased Assets at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and to the Company’s Knowledge there is no basis known for any of the foregoing.  Except as set forth on Schedule 4.13, the Company has not received any opinion or legal advice in writing to the effect that the Company is exposed from a legal standpoint to any liability or disadvantage which may be material to the Business as previously, presently or as proposed to be conducted or the business prospects of the Business.  Neither the Company with respect to the Business nor any of the Purchased Assets is subject to any outstanding order, judgment or decree issued by any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or any arbitrator.  Except as set forth in Schedule 4.13, the Company is fully insured with respect to each of the matters set forth on Schedule 4.13.

4.14                        Brokerage.  Except as set forth in Schedule 4.14, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of the Company.

4.15                        Governmental Authorizations and Permits.  Schedule 4.15 contains a list of all permits, licenses, variances, franchises, orders, approvals, waivers, consents, certificates, registrations and other authorizations of foreign, federal, provincial, state and local governments, governmental agencies, judicial authority or regulatory body or other similar rights owned,  possessed, necessary, or used by the Company in the conduct of the Business (collectively, the “Governmental Authorizations”).  Except as set forth on Schedule 4.15, no Governmental Authorizations are required to operate the Business as currently conducted.  Further, the Company at all times has been and currently is in compliance with that certain General Water Pollution Control Facilities Permit (Permit Number 1400-A; File No. 110993), effective as of November 7, 2007 (the “Wastewater Permit”).

4.16                        Employees.

(a)         Except as set forth on Schedule 4.16(a),

(i)                                     to the Company’s Knowledge, no Transferred Employee has any plans to terminate his, her or its employment or relationship as an independent contractor with the Company.  The Company has complied with all applicable laws relating to the employment of personnel and labor, including provisions thereof relating to wages, hours, vacation, overtime, notice, pay in lieu of notice, termination and severance pay, obligation, human rights, occupational health and safety, equal opportunity, collective bargaining and the payment of social security and other Taxes, the Worker Adjustment and Retraining Notification Act, and the Immigration Reform and Control Act of 1986, or any similar provisions of foreign, federal, state or local law with respect to the Business;

(ii)                                  the Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, unfair labor practices claims or other material employee or labor disputes with respect to the Business.  The Company has not engaged in any unfair labor practice with respect to the Business and there are no charges of unfair labor practices or other employee-related complaints pending or, to the Company’s Knowledge, threatened against the Company before the National Labor Relations Board, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, the Department of Labor, or any other Governmental Authority;

(iii)                               the Company is not subject to any claim for wrongful dismissal, constructive dismissal or any other claim or complaint, actual or threatened, or any litigation, actual or threatened, relating to employment, discrimination or termination of employment of any Employee or former Employee of the Company, who is or was employed in connection with the Business;

(iv)                              neither the Company, nor to the Company’s Knowledge, any Employee of the Company is subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar Contract with a party other than the Company relating to, affecting or in conflict with the Business as presently conducted; and

(v)                                 there are no Employees, former Employees, or dependents of Employees or former Employees currently receiving COBRA benefits or entitled to elect to receive COBRA benefits.

(b)         Schedule 4.16(b) sets forth the names, current annual or, as the case may be, hourly rate of compensation (including salary, bonuses and commissions) of all Persons employed on a full-time basis by the Company in connection with the Business (including independent contractors) together with their job title; provided, such Schedule 4.16(b) does not include Employees that are seasonal or otherwise not employed full-time.

(c)          The Company has not made any promises or representations to any employee or Person concerning employment with the Company or Buyer following the Closing Date, and the Company has not informed any Employee or other Person that such Person will receive any compensation as a result of the transactions contemplated by this Agreement, the Transaction Documents or otherwise.  The transactions contemplated by this Agreement or the Transaction Documents will not result in any liability for severance pay to any Employee of the Company or any other Person.

4.17                        Employee Benefit Plans.

(a)         Except as set forth on Schedule 4.17, with respect to current or former Employees of the Company, independent contractors, or the spouses, beneficiaries or dependents thereof, the Company does not maintain and has not maintained, does not contribute to and has not contributed to, does not have and has not had any obligation to contribute to, and does not have and has not had any actual Liability or potential Liability with respect to any (i) deferred compensation or bonus or retirement plans or arrangements, (ii) qualified or nonqualified defined contribution or defined benefit plans or arrangements which are employee pension benefit plans (as defined in Section 3(2) of ERISA), (iii) employee welfare benefit plans (as defined in Section 3(1) of ERISA), unit option or unit purchase plans, or fringe benefit plans or programs whether in writing or oral and whether or not terminated, or (iv) employee benefit plan (as defined in Section 3(3) of ERISA) or other written or unwritten employee benefit plan, policy, program, contract or arrangement of any kind for one or more Employees or Persons.  The Company has never contributed to any multiemployer pension plan (as defined in Section 3(37) of ERISA), and the Company has never maintained or contributed to any defined benefit plan (as defined in Section 3(35) of ERISA).  The plans listed on Schedule 4.17 are referred to herein as the “Plans.”

(b)         The Plans (and related trusts and insurance contracts) listed on Schedule 4.17 comply in form and in operation in all respects with the requirements of applicable laws and regulations, including ERISA and the Code and the nondiscrimination and other rules thereof.  The Plans that are intended to be tax qualified under Code Section 401(a) have received a favorable determination letter from the Internal Revenue Service as to the qualification under the Code of such plan, and the Company is not aware of any action or failure to act that would prevent such Plans from being tax qualified under Code Section 401(a).  The Company and all members of the Controlled Group have complied with the requirements of COBRA.

(c)          With respect to each of the Plans listed on Schedule 4.17, all contributions which are due (including all employer contributions and employee salary reduction contributions) have been paid to such Plans and all premiums or other payments which are due have been timely paid.

(d)         The Company has not, incurred any Liability to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, any multiemployer plan or otherwise with respect to any employee pension benefit plan currently or previously maintained by members of the controlled group or affiliated service group of corporations or trades or businesses (as defined in Code Section 414(m), (n) or (o)) that includes or included the Company (the “Controlled Group”) that has not been satisfied in full, and no condition exists that presents a risk to the Company or any member of the Controlled Group of incurring such a Liability.

(e)          With respect to each of the Plans listed on Schedule 4.17 no actions, investigations, suits or claims with respect to the assets thereof (other than routine claims for benefits) are pending or threatened, and the Company has no Knowledge of any facts which would give rise to or could reasonably be expected to give rise to any such actions, suits or claims.

(f)           With respect to each of the Plans, the Company has, if applicable, furnished or made available to Buyer true and complete copies of (i) the plan documents, summary plan descriptions and summaries of material modifications and other material employee communications (if these documents do not exist, the Company shall furnish a written description of the key features of such plan, (ii) the most recent determination letter received from the Internal Revenue Service, (iii) the Form 5500 Annual Report and summary annual report (including all schedules and other attachments for the three most recent plan years), (iv) all related trust agreements, insurance contracts or other funding agreements which implement such plan and (v) all Contracts relating to the plan, including service provider agreements, insurance contracts, investment management agreements and recordkeeping agreements.

4.18                        Insurance.  The Company has the liability insurance listed on Schedule 4.18.  Schedule 4.18 lists and briefly describes each insurance policy (including the type of coverage, insurer, premium paid, policy number, named insured and expiration date of each policy) maintained by or on behalf of the Company with respect to the Business and the Purchased Assets, together with a claims history for the past five (5) years.  All of such insurance policies are in full force and effect, and the Company is not in default with respect to its obligations under any such insurance policies.  The Company has never been denied insurance coverage with respect to any aspect of the Business or any of the Purchased Assets.  Except as set forth on Schedule 4.18, the Company does not have any self-insurance or co-insurance programs with respect to the Business and the Purchased Assets.  Schedule 4.18 contains a summary of the Company’s loss experience under each policy since January 1, 2008.  The Company has delivered to Buyer accurate and complete copies of all policies of insurance (and correspondence relating to coverage thereunder) that relate to the Business or the Purchased Assets to which the Company is a party or under which the Company is or has been covered at any time during the five (5)-year period ending on the Closing Date.

4.19                        Affiliate Transactions.  Except for the rights of the unit holders of the Company as unit holders of the Company, the Transaction Documents, or as otherwise disclosed on Schedule 4.19, no officer, director, employee, unit holder, or Affiliate of the Company or any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person owns any beneficial interest (collectively, the “Insiders”), is a party to any agreement, Contract, commitment, promissory note, loan or any other actual or proposed transaction with the Company or the Business, or has any material interest in any of the Purchased Assets or other property used by the Company which is material to the operation of the Business.

4.20                        Compliance with Laws.  The Company and its officers, directors, agents and employees have complied in all material respects with all applicable laws, regulations and ordinances of foreign, federal, state and local governments and all agencies thereof which are applicable to the Business or any of the Purchased Assets, and no claims have been filed against the Company alleging a violation of any such laws or regulations, and the Company has not received notice of any such violations. To the Company’s Knowledge, the Company is not in default under or in violation of any, and has complied with all, statutes, ordinances, regulations, orders, judgments and decrees of any Governmental Authority applicable to the Company or to the Business or the Purchased Assets.  To the Company’s Knowledge, there is no basis for assertion of any violation of the foregoing or for any claim for compensation or damages or otherwise arising out of any violation of the foregoing.  The Company has not received any notification of any asserted present or past failure to comply with any of the foregoing which has not been satisfactorily responded to in the time period required thereunder.

4.21                        Environmental Matters.  Except as set forth on Schedule 4.21, with regard to the Business, the Purchased Assets and the Real Property:

(a)         The Company has complied with and is currently in compliance with all Environmental and Safety Requirements.  The Company has no Liabilities, including corrective, investigatory or remedial obligations arising under Environmental and Safety Requirements and has not received any oral or written notice, report or information regarding any Liabilities, including corrective, investigatory or remedial obligations arising under Environmental and Safety Requirements which relate to the Real Property, the Business or any of its properties or facilities or any of the Purchased Assets.

(b)         Without limiting the generality of the foregoing, the Company has obtained and complied with, and is currently in compliance with, all Governmental Authorizations that may be required pursuant to any Environmental and Safety Requirements for the occupancy of its properties or facilities or the operation of the Business, including, but not limited to the Wastewater Permit.  A list of all such Governmental Authorizations which are material to the Company is set forth on Schedule 4.21.

(c)          Neither this Agreement nor the other Transaction Documents nor the consummation of the transactions contemplated hereby and thereby shall impose any Liabilities on the Company with respect to the Business, Buyer or otherwise for site investigation or cleanup, or notification to or consent of any government agencies or third parties under any Environmental and Safety Requirements (including any so called “transaction-triggered” or “responsible property transfer” laws and regulations).

(d)         None of the following exists at any property or facility owned, occupied or operated by the Company with respect to the Business in violation of Environmental and Safety Requirements:  (i) underground storage tanks or surface impoundments; (ii) asbestos-containing material in any form or condition; or (iii) materials or equipment containing polychlorinated biphenyls.

(e)          The Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or Released any substance (including any Hazardous Substance) in violation of Environmental and Safety Requirements, or owned, occupied or operated any facility or property (and no such facility or property is contaminated with any such substance), so as to give rise to Liabilities of the Company with respect to the Business pursuant to CERCLA or any other Environmental and Safety Requirements.

(f)           Without limiting the generality of the foregoing, no facts, events or conditions relating to the past or present properties, facilities or operations of the Company shall prevent, hinder or limit continued compliance with Environmental and Safety Requirements, give rise to any corrective, investigatory or remedial obligations pursuant to Environmental and Safety Requirements or give rise to any other Liabilities pursuant to Environmental and Safety Requirements, including those Liabilities relating to onsite or offsite Releases or threatened Releases of hazardous materials, substances or wastes (including any Hazardous Substance), personal injury, property damage or natural resources damage.

(g)          The Company has not, either expressly or by operation of law, assumed, undertaken or otherwise become subject to any Liability with respect to the Business, including any corrective, investigatory or remedial obligation, of any other Person relating to any Environmental and Safety Requirements.

(h)         No Environmental Lien has attached to any property owned, leased or operated by the Company with respect to the Business.

(i)             The Company has furnished or made available to Buyer all Governmental Authorizations, environmental audits, reports, correspondence, notices, studies, filings with any Governmental Authority and other material environmental documents (including, but not limited to, any site assessment or environmental, health or safety audit report, and including a listing of all Hazardous Substances utilized in connection with the Business) relating to the Company and the Business which are in the Company’s possession or under its reasonable control.

4.22                        Product Recall.  Except as set forth on Schedule 4.22, since January 1, 2008, the Company has not, with respect to the Business, made any recall of any of its products.

4.23                        Customers and Suppliers.  Schedule 4.23 sets forth a list of each supplier that has previously supplied a material amount of materials, products or services to the Business together with the aggregate amount paid to such supplier from the Company during the fiscal year ended December 31, 2012.  Except as set forth on Schedule 1.1(iii) with respect to customers, and Schedule 4.23 with respect to suppliers, since December 31, 2012, no customer or supplier listed on such schedules has notified or, to the Company’s Knowledge, threatened the Company that it intends to cease doing business with, or to materially reduce or terminate its commitments or level of business during calendar year 2013 with, the Business.

4.24                        Books and Records.  The books of account and other financial records of the Company, all of which have been made available to Buyer, are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.  The minute books of the Company, all of which have been made available to Buyer, contain accurate and complete records of all meetings held of, and corporate action taken by, the unit holders, the board of managers and any committees of the board of managers of the Company, and no meeting of any such unit holders, board of managers or committee has been held for which minutes have not been prepared or are not contained in such minute books.

4.25                        Disclosure.  No representation or warranty in this Agreement, as qualified by the schedules hereto, contains any untrue statement of a material fact or omits to state a material fact necessary to make such representation or warranty, in light of the circumstances in which it was made, not misleading.

4.26                        Reliance. The foregoing representations and warranties shall not be affected in any respect whatsoever by any investigation heretofore or hereafter conducted by or on behalf of Buyer, whether in contemplation of or pursuant to this Agreement or otherwise.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER

As a material inducement to the Company to enter into this Agreement, Buyer (and, with respect to Sections 5.3, 5.4 and 5.5, Parent), severally but not jointly, hereby represents and warrants to the Company that:

5.1                               Organization and Corporate Power.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party and perform its obligations hereunder and thereunder.

5.2                               Authorization of Transactions.  The execution, delivery and performance of this Agreement and the other Transaction Documents to which Buyer is a party have been duly and validly authorized by all requisite corporate action on the part of Buyer, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement.  This Agreement constitutes, and each of the other Transaction Documents to which Buyer is a party shall, when executed, constitute, a valid and binding obligation of Buyer, enforceable in accordance with their terms.

5.3                               No Violation.  Each of Buyer and Parent is not subject to or obligated under its certificate of incorporation, its by-laws, any applicable law, or rule or regulation of any Governmental Authority, or any agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated by its execution, delivery or performance of this Agreement and the other Transaction Documents to which Buyer or Parent is a party, respectively.

5.4                               Governmental Authorities and Consents.  Each of Buyer and Parent is not required to submit any notice, report or other filing with any Governmental Authority in connection with the execution or delivery by it of this Agreement and the other Transaction Documents to which Buyer or Parent is a party, respectively, or the consummation of the transactions contemplated hereby or thereby, except for the applicable requirements of the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended.  No consent, approval or authorization of any Governmental Authority or any other party or Person is required to be obtained by Buyer or Parent in connection with its execution, delivery and performance of this Agreement and the other Transaction Documents to which Buyer or Parent is a party, respectively, or the transactions contemplated hereby or thereby.

5.5                               Brokerage.  There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer or Parent.

ARTICLE 6
INDEMNIFICATION AND RELATED MATTERS

6.1                               Survival.

(a)         Survival of Representations, Warranties, Covenants and Agreements.  All representations, warranties, covenants and agreements set forth in this Agreement shall survive the Closing Date.  Notwithstanding the foregoing, no Party shall be entitled to recover for any Loss pursuant to Section 6.2(a)(i) or Section 6.2(b)(i) unless written notice of a claim thereof is delivered to the other Party prior to the Applicable Limitation Date.  For purposes of this Agreement, the term “Applicable Limitation Date” means the twenty-four (24)-month anniversary of the Closing Date; provided that the Applicable Limitation Date with respect to any Loss arising from or related to a breach of the representations and warranties of the Company set forth in Section 4.1 (Organization and Corporate Power), Section 4.2 (Authorization of Transactions), Section 4.3 (Absence of Conflicts), Section 4.7 (Title to Properties), Section 4.10 (Taxes), Section 4.17 (Employee Benefit Plans) and Section 4.21 (Environmental Matters), the Applicable Limitation Date shall be the ninetieth (90th) day after expiration of the statute of limitations (including any extensions thereto to the extent that such statute of limitations may be tolled) applicable to the Tax or breach, as the case may be, which gave rise to such Loss.

(b)         Special Rule For Fraud.  Notwithstanding anything in this Section 6.1 to the contrary, in the event of any breach of a representation or warranty by a party hereto that constitutes actual fraud, the representation or warranty shall survive consummation of the transactions contemplated in this Agreement and continue in full force and effect without any time limitation.

(c)          Risk Allocation.  The representations, warranties, covenants and agreements made herein, together with the indemnification provisions herein, are intended among other things to allocate the economic cost and the risks inherent in the transactions contemplated hereby between the Parties hereto and, accordingly, a Party shall be entitled to the indemnification or other remedies provided in this Agreement by reason of any breach of any such representation, warranty, covenant or agreement by another party hereto notwithstanding whether any employee, representative or agent of the Party seeking to enforce a remedy knew or had reason to know of such breach.

6.2                               Indemnification.

(a)         Company Indemnification.  The Company and the Members, jointly and severally, and MARS Enterprises and the Trusts, severally but not jointly, shall indemnify Buyer and its officers, directors, employees, agents, representatives, Affiliates, successors and permitted assigns (collectively, the “Buyer Parties”) and hold each of them harmless from and against and pay on behalf of or reimburse such Buyer Parties in respect of any loss (excluding diminution in value), Liability, demand, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine or expense, whether or not arising out of third party claims (including interest, penalties, reasonable attorneys’ fees and expenses, court costs and all amounts paid in investigation, defense or settlement of any of the foregoing) (collectively, “Losses” and each individually, a “Loss”) which any such Buyer Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of:

(i)                                     the breach of any representation or warranty made by the Company, MARS Enterprises or the Trusts, respectively, contained in this Agreement or any Transaction Document;

(ii)                                  the breach of any covenant or agreement made by the Company, MARS Enterprises or the Trusts, respectively, contained in this Agreement or any Transaction Document;

(iii)                               any claim for payment of fees and/or expenses as a broker or finder in connection with the origin, negotiation or execution of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby based upon any alleged agreement, arrangement or understanding between the claimant and the Company or any of their agents or representatives;

(iv)                              any Excluded Liability; or

(v)                                 any cost attributable to the failure to bring Leased Building 1 into compliance with applicable commercial building code standards as described in Schedule 4.8.

(b)         Buyer’s Indemnification.  Buyer and Parent, severally but not jointly, shall indemnify the Company and its officers, unit holders, directors, employees, agents, representatives, Affiliates, successors and permitted assigns (collectively, the “Company Parties”) and hold each of them harmless from and against and pay on behalf of or reimburse the Company Parties in respect of any Loss which any such Company Party may suffer, sustain or become subject to, as the result of, in connection with, relating or incidental to or by virtue of:

(i)                                     the breach of any representation or warranty made by Buyer or Parent, respectively, contained in this Agreement or any Transaction Document;

(ii)                                  the breach of any covenant or agreement made by Buyer or Parent, respectively, contained in this Agreement or any Transaction Document;

(iii)                               any claim for payment of fees and/or expenses as a broker or finder in connection with the origin, negotiation or execution of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby based upon any alleged agreement, arrangement or understanding between the claimant and Buyer or Parent, respectively, or any of its agents or representatives; or

(iv)                              any Assumed Liability.

(c)          Limitations on Indemnity.  The indemnification provided for in subsections (a) and (b) above is subject to the following limitations:

(i)                                     No party hereto will be liable hereunder with respect to claims referred to in subsection (a)(i) or subsection (b)(i) above unless a Party gives written notice thereof within the Applicable Limitation Date.  Notwithstanding any implication to the contrary contained in this Agreement, so long as a Party delivers written notice of a claim no later than the Applicable Limitation Date, the other Parties hereto shall be required to indemnify hereunder for all Losses which such Parties may incur (subject to the Deductible and Cap, if applicable) in respect of the matters which are the subject of such claim, regardless of when incurred.

(ii)                                  The Company and the Members shall not be liable to Buyer Parties, and Buyer shall not be liable to the Company Parties, for any Loss arising under Section 6.2(a)(i) or Section 6.2(b)(i) unless, and only to the extent, the aggregate amount of all such Losses exceeds $100,000.00 (the “Deductible”), in which case such party(ies) shall be liable for all such Losses in excess of the Deductible, but not the initial $100,000.00; provided that the Company’s and the Members’ aggregate liability arising under Section 6.2(a)(i) or Buyer’s aggregate liability under Section 6.2(b)(i) shall in no event exceed $1,500,000.00, respectively (the “Cap”); provided further that the foregoing limitations (i.e., the Deductible and the Cap) shall not apply with respect to any Loss arising from or related to a breach of:

(A)       the covenants of the Company and the Members in Section 7.6 (Non-Competition; Non-Solicitation and Confidentiality) or any of the matters referred to in Sections 6.2(a)(iii) and 6.2(a)(iv) above; or

(B)       the representations and warranties of the Company and each of the Members set forth in Section 4.1 (Organization and Corporate Power), Section 4.2 (Authorization of Transactions), Section 4.3 (Absence of Conflicts), Section 4.7 (Title to Properties), Section 4.10 (Taxes), Section 4.17 (Employee Benefit Plans) or Section 4.21 (Environmental Matters).

(iii)                               To the extent any claim for indemnification by any Buyer Party is covered by applicable insurance, Buyer agrees that it must first use commercially reasonable efforts to seek recovery from such insurance and the indemnification claim shall be reduced to the extent of any such insurance proceeds actually paid to Buyer.

(d)         Procedure.  If a party hereto seeks indemnification under this Article 6 (the “Indemnified Party”) with respect to any claim, demand, action, proceeding or other matter pursuant to this Agreement or arising out of the transactions contemplated hereby (the “Claim”), the Indemnified Party shall give written notice to the other party(ies) (the “Indemnifying Party”) after receiving written notice of or discovering facts giving rise to the Claim (a “Notice of Claim”), which Notice of Claim shall contain the following information to the extent it is reasonably available to the Indemnified Party:  (i) an estimate of the amount then reasonably ascertainable of the alleged loss, expense or liability against which the Indemnified Party is indemnified; (ii) a description, in reasonable detail, of the circumstances giving rise to the alleged loss, expense, or liability; and (iii) a statement identifying each party against whom a Claim is asserted; provided that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its or his obligations hereunder except to the extent the Indemnifying Party is materially prejudiced by such failure.  If the Indemnifying Party notifies the Indemnified Party within thirty (30) days after receiving the Notice of Claim that it will assume the defense thereof:

(i)                                     the Indemnifying Party shall defend the Indemnified Party against the matter with counsel of the Indemnifying Party’s choice reasonably satisfactory to the Indemnified Party;

(ii)                                  the Indemnified Party may retain separate counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of the separate counsel to the extent the Indemnifying Party reasonably concludes based upon advice of counsel that a conflict of interest exists between the Indemnified Party and Indemnifying Party based on the existence of one or more legal defenses available to the Indemnified Party which are not available to the Indemnifying Party, or available to the Indemnifying Party, but the assertion of which would be adverse to the interest of the Indemnified Party);

(iii)                               the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (not to be withheld unreasonably); and

(iv)                              the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto, without the written consent of the Indemnified Party (not to be withheld unreasonably).

If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days that it will assume the defense thereof, then the Indemnified Party may defend against, or enter into any settlement with respect to, the matter in any manner it reasonably may deemed appropriate, without prejudice to any of its rights hereunder.  The Indemnified Party and the Indemnifying Party shall each use commercially reasonable efforts to cooperate with the other such Party in connection with the defense of third-party Claims.

(e)          Payments.  The Indemnifying Party shall pay the Indemnified Party in immediately available funds for any actual Loss that has occurred promptly after the Indemnified Party provides the Indemnifying Party with written notice of a claim hereunder and such parties reasonably agree that there is a reasonable basis for such claim.

(f)           Right of Setoff.  Buyer shall have the right to obtain any amount Buyer is entitled to receive from the Company under this Article 6 from the Holdback Amount or any other amounts otherwise payable by Buyer to the Company under this Agreement.

(g)          Purchase Price Adjustments.  Amounts paid to or on behalf of the Company or Buyer as indemnification shall be treated as adjustments to the Purchase Price.

(h)         Maximum Contribution.  If and to the extent any provision of this Article 6 is unenforceable for any reason, the Indemnifying Party hereby agrees to make the maximum contribution to the payment and satisfaction of any Loss for which indemnification is provided for in this Section 6.2 which is permissible under applicable legal requirements.

ARTICLE 7
ADDITIONAL AGREEMENTS

7.1                               Tax Matters.

(a)         Transfer Taxes.  All transfer, documentary, use, stamp, registration, transaction privilege, sales and other such Taxes and fees (including any penalties and interest thereon) incurred in connection with this Agreement shall be paid by the Company when due, and the Company shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, use, stamp, registration, transaction privilege, sales and other Taxes and fees, and if required by applicable law, Buyer shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(b)         Allocation.  Buyer and the Company shall jointly allocate the Purchase Price in accordance with Section 1060 of the Code (the “Allocation”) among the Purchased Assets.  The allocation will be generally consistent with the Letter of Intent.  Fixed assets will be valued at their appraised values, inventory will be valued at fair market value (which is assumed to approximate the current cost, not the LIFO value), and any excess Purchase Price allocation will be applied to goodwill.  For purposes of the Allocation, the Purchase Price shall include Assumed Liabilities for U.S. federal income Tax purposes.  To the extent that the Purchase Price is adjusted after the Closing Date pursuant to Section 2.7, Buyer and the Company agree to revise and amend the Allocation in accordance with the character of each such adjustment, consistent with the methodology set forth in this Section 7.1.  The Company and Buyer agree to prepare and file an IRS Form 8594 or such other form or statement as may be required by applicable law, rule or regulation, and any comparable state or local income tax form, in a manner consistent with the Allocation.  The Company and Buyer shall adhere to the Allocation for all Tax-related purposes including any federal, foreign, state, county or local income and franchise Tax Return filed by them after the Closing Date, including the determination by the Company of taxable gain or loss on the sale of the Purchased Assets and the determination by Buyer of its tax basis with respect to the Purchased Assets.  Neither Buyer nor the Company shall file any Tax Returns or, in a judicial or administrative proceeding, assert or maintain any Tax reporting position that is inconsistent with this Agreement or the Allocation agreed to in accordance with this Agreement, unless required to do so by applicable law.

(c)          The Parties hereto agree that the Purchase Price and the Assumed Liabilities will be allocated to the Purchased Assets for all purposes (including Tax and financial accounting purposes) in a manner consistent with the fair market values as reasonably determined and described above in Section 7.1(b) by Buyer and the Company prior to Closing.  The Company and Buyer will file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such values and allocation.

(d)         Cooperation on Tax Matters.  Buyer and the Company shall cooperate fully, as and to the extent reasonably requested by any Party, in connection with the filing of Tax Returns for the Business and any audit, litigation or other proceeding with respect to Taxes for the Business.  Such cooperation shall include the retention and (upon any Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Company agrees (i) to retain all books and records with respect to Tax matters and pertinent to the Business relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer, any extensions thereof) for the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give Buyer reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Buyer so requests, the Company shall allow Buyer to take possession of such books and records.

7.2                               Press Releases and Announcements.  Prior to the Closing Date, no press releases related to this Agreement and the transactions contemplated herein, or other announcements to the employees, customers or suppliers of the Company shall be issued by the Company or Buyer without the approval of all Parties, except as required by law or regulation (in which case the disclosure shall be prepared jointly by the Company and Buyer).  After the Closing Date, no press releases related to this Agreement and the transactions contemplated herein, or other announcements to the employees, customers or suppliers of the Company shall be issued by the Company without the approval of Buyer, except as required by law or regulation (in which case the disclosure shall be prepared jointly by the Company and Buyer).

7.3                               Further Transfers.  The Company and each of the Members shall execute and deliver such further instruments of conveyance and transfer and take such additional action as Buyer may reasonably request (provided the Company and the Members incur no unreasonable out-of-pocket costs in taking such actions) to effect, consummate, confirm or evidence the transfer to Buyer of the Purchased Assets and any other transactions contemplated hereby.  The Company and each of the Members will execute such documents as may be necessary to assist Buyer in preserving or perfecting its rights in the Purchased Assets.  Buyer will execute and deliver such further instruments and take such additional actions as the Company may reasonably request to effect, consummate, confirm or evidence the assumption by Buyer of the Assumed Liabilities and any other transactions contemplated hereby.

7.4                               Specific Performance.  The Company and each of the Members acknowledges that the Business is unique and recognizes and affirms that in the event of a breach of this Agreement by the Company or any Member, money damages may be inadequate and Buyer may have no adequate remedy at law.  Accordingly, the Company and each of the Members agrees that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the obligations of the Company or any Member hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief.  If any such action is brought by Buyer to enforce this Agreement, the Company hereby waives the defense that there is an adequate remedy at law.

7.5                               Expenses.  Except as otherwise provided herein, each Party shall pay all of its, his or her own fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, accountants, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of the Letter of Intent, this Agreement, the other Transaction Documents, the performance of its, his or her obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby.

7.6                               Non-Competition; Non-Solicitation and Confidentiality.

(a)         Non-Competition.  The Company and each of the Members (each a “Restricted Party”) covenants and agrees, in further consideration of the Purchase Price and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), that during the period beginning on the Closing Date and ending on the five (5)-year anniversary of the Closing Date (the “Non-Compete Period”), such party will not, and will cause its Affiliates not to, directly or indirectly, own any interest in, operate, manage, join, control, finance, participate in the ownership, management, operation or control of, or be paid or employed by, or acquire any securities of, or otherwise become associated with or provide assistance to, as an employee, consultant, director, officer, equity holder, partner, member, agent, associate, principal, creditor, representative or in any other capacity, any sole proprietorship or business entity engaged either directly or indirectly in the sourcing, manufacture, distribution and/or sale of berries, including farming, harvesting, packaging and selling (each and collectively, a “Competitive Business”) in the United States and each, state, territory, county, city or other political subdivision of the United States (the “Restricted Territory”), except for the Company Pie and Bagged Fruit Business and as contemplated by the Transaction Documents.  Notwithstanding the foregoing, the Restricted Party shall not be prohibited from (i) engaging in the farming business and selling fresh fruit and other crops, or (ii) being a passive owner of not more than two percent (2%) of the outstanding shares of any publicly-held Competitive Business that has shares listed for trading on a securities exchange registered with the Securities and Exchange Commission or through an automated quotation system of a registered securities association so long as such Person does not have active participation in the business of such Competitive Business.

(b)         Non-Solicitation.  Each Restricted Party agrees that, without the prior written consent of Buyer, during the five (5)-year period beginning on the Closing Date, such Restricted Party shall not, directly or indirectly, contact, approach or solicit for the purpose of offering employment (whether as an employee, consultant, agent, independent contractor or otherwise) or actually hire any Person employed by Buyer at any time after the Closing Date, including without limitation any of the Transferred Employees.  The Restricted Party agrees that it shall not take any action that would reasonably be expected to interfere with or damage Buyer’s business relationships with its employees, customers, suppliers, distributors, brokers or other material business relations.

(c)          Confidentiality.  Each Restricted Party shall treat and hold as confidential any information concerning the Business or the Purchased Assets that is not generally available to the public (the “Confidential Information”), refrain from using any of the Confidential Information except in connection with this Agreement and the other Transaction Documents, and deliver promptly to Buyer, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in its possession or under its control.  In the event that the Restricted Party is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Party shall notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 7.6(c).  If, in the absence of a protective order or the receipt of a waiver hereunder, the Restricted Party is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Party may disclose the Confidential Information to the tribunal; provided that such disclosing Party shall use reasonable best efforts to obtain, at the request and expense of Buyer, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate.

(d)         Remedy for Breach.  Each Party acknowledges and agrees that in the event of a breach of any of the provisions of this Section 7.6, monetary damages shall not constitute a sufficient remedy.  Consequently, in the event of any such breach, each Party and/or its respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages.

(e)          Enforcement.  If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 7.6 is invalid or unenforceable, each of the Parties agrees that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.  Without limiting the generality of the foregoing, if a court of competent jurisdiction determines that:

(i)                                     The geographic scope is unenforceable under applicable law because it is too broad, the Restricted Territory shall be amended by eliminating geographical areas and states from the following list until the Restricted Territory is determined to be reasonable:  Arizona, Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, District of Columbia, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, New York, North Carolina, North Dakota, Ohio, Oklahoma, Pennsylvania, Rhode Island, South Carolina, South Dakota, Tennessee, Texas, Utah, Vermont, Virginia, Washington, District of Columbia, West Virginia, Wisconsin, Wyoming, Washington, Oregon, Marion County, Oregon and Salem, Oregon.  The parties acknowledge and agree that if any of the geographic areas or States listed above are required by law to be eliminated, it would be fair and appropriate to do so in the inverse order of the volume of revenue received or projected to be received by the Company from such area or State at the time of determination.

(ii)                                  The time period for the restriction is unenforceable because it is too long, the time period shall be for the longest of the following periods that the court determines is reasonable under the circumstances:  4 years, 3 years, 2 years, 1 year, 11 months, 10 months, 9 months, 8 months, 7 months, or 6 months after the Closing Date.

(f)           Acknowledgment.  The Company and each of the Members acknowledges and agrees that (i) the restrictions contained in this Section 7.6 are reasonable in all respects (including with respect to subject matter, time period and geographical area) and are necessary to protect Buyer’s interest in, and value of, the Business (including the goodwill inherent therein), (ii) the Company is primarily responsible for the creation of such value, and (iii) Buyer would not have consummated the transactions contemplated hereby without the restrictions contained in this Section 7.6.

7.7                               Employee and Employee Benefit Matters.

(a)         Effective as of the Closing Date, Buyer may offer employment to the employees of the Company who are actively employed by the Company as of the Closing Date and other employees of the Company that are listed on Schedule 4.16(b) (collectively, the “Employees”) on such terms and conditions as are acceptable to Buyer in its sole discretion.  All Employees who, on or immediately after the Closing Date, accept any offer of employment from Buyer and become employees of Buyer shall be referred to herein as the “Transferred Employees”.

(b)         Buyer shall, in its discretion, decide the fringe benefits, if any, that it will provide to the Transferred Employees.

(c)          With respect to each Company group health plan subject to COBRA, the Company shall retain all Liability and responsibility for providing and administering all required notices and continuation coverage under COBRA to Transferred Employees, all Employees other than Transferred Employees, and any “M&A qualified beneficiaries” as defined under Treasury Regulation Section 54.4980B-9.

(d)         No provision of this Agreement shall be construed to amend any provision of any employee benefit plan or arrangement maintained by Buyer.

(e)          Without limiting the generality of the Excluded Liabilities, the Company agrees that it shall retain, be responsible for, perform and pay:

(i)                                     all Liabilities (including, but not limited to, any claim of any governmental agency, any trustee, any fiduciary, any plan administrator, any Person dealing with any of the Plans, any Employee, Person or any beneficiary and without regard to whether such Liability arises prior to or after the Closing Date or results from an event, prior to or after the Closing Date) which relate to (A) any program, plan, policy or arrangement (whether or not terminated) (w) which is or has been maintained, established, or offered by the Company, (x) to which the Company contributes or has contributed, (y) to which the Company has or has had any obligation to contribute, or (z) to which the Company has or has had any Liability or potential Liability including, but not limited to, any of the Plans; all Liabilities relating to any such program, plan, policy, or Plans, which may result as a violation of law or any Liability, including any potential or actual Liability, relating to any failure to comply with the requirements of law;

(ii)                                  duties and Liabilities relating to any claims by current or former Employees or independent contractors (including dependents, spouses and other beneficiaries thereof) of the Company or its Subsidiaries (or any predecessors) for:  (A) medical costs and expenses incurred as a result of claims, injuries, facts or conditions suffered on or prior to the Closing Date including any claims, costs or expenses relating to or arising under any of the Plans (including any claims, costs or expenses related to continuation coverage provided to any former Employee, dependent or Person thereof as of or prior to the Closing Date), and (B) costs, expenses and other Liabilities under any workers’ compensation laws, regulations, requirements or programs to the extent related to any claim arising from or alleged to arise from or in connection with any fact, event, claim, injury or condition occurring on or prior to the Closing Date;

(iii)                               duties, contributions and Liabilities relating to any claims for notice, pay in lieu of notice, severance pay, vacation pay, bonus, commissions, overtime pay, death, disability or other health or welfare or fringe benefits, including any benefit offered or available under any of the Plans, payable as a result of facts, actions or conditions existing on or prior to the Closing Date or which are provided to any Person who is not an active Employee (or a dependent thereof) of the Company on or immediately prior to the Closing Date; and

(iv)                              contributions, premiums, duties and Liabilities relating to the Company’s obligation to contribute to any of the Plans with respect to the operation of the Company’s business on or prior to the Closing Date (regardless of when any such contribution is required to be made).

7.8                               Insurance.  The Parties acknowledge that insurance coverage applicable to the Business for periods prior to Closing is maintained by the Company and, except as otherwise set forth herein, the insurance policies governing such Business are not being transferred to Buyer at Closing (the policies for the benefit of the Business but not being transferred to Buyer, the “Retained Policies”).  The Company covenants and agrees that (i) it shall maintain, without amendment or modification, the Retained Policies (or if such policies are terminated, substantially equivalent policies that come into effect immediately upon such termination) for the benefit of the Business, with respect to occurrences prior to the Closing Date, regardless of whether claims are brought prior to or after the Closing Date; (ii) prior to Closing, the Company shall give notice to the insurers under the Retained Policies and other policies of each claim then pending or threatened with respect to any of the Purchased Assets or the Business which they reasonably expect to exceed 50% of the applicable deductible or other loss retention feature of the Retained Policies; (iii) Buyer will, with respect to the Purchased Assets and the Business, be provided full coverage under the Retained Policies after the Closing (subject only to deductibles, self-insured retentions and policy limits thereof set forth on Schedule 4.18), with respect to occurrences prior to the Closing, regardless of whether claims are brought prior to or after the Closing; (iv) after Closing, Buyer will have the right to bring claims (whenever brought) as a direct insured party under the Retained Policies for all occurrences that relate to actions, events, conditions and/or operations of the Purchased Assets and the Business prior to and on the Closing Date within the scope of the Retained Policies; and (v) the Company shall cause Buyer to be an “additional named insured” under each Retained Policy and shall ensure that Buyer will, in such capacity, have the same coverage under such insurance after the Closing as existed for the Purchased Assets and the Business prior to Closing.  The Company will be responsible for satisfying any deductibles, self-insured portions, retentions and other retained amounts on insurance coverage with respect to losses arising under claims made under the Retained Policies.

7.9                               Transition Services.  The Company shall not in any manner take any action which is designed, intended or might reasonably be anticipated to have the effect of discouraging customers, suppliers, vendors, service providers, employees, lessors, licensors and other business relations from maintaining the same business relationships with the Business after the date of this Agreement.  The Company shall refer all customer inquiries relating to the Business to Buyer from and after the Closing Date.

7.10                        Discharge of Liabilities.  The Company shall pay and perform all of the Excluded Liabilities (including Indebtedness incurred by the Company in connection with the operation of the Business outstanding as of the Closing Date) in a timely manner and so as to prevent claims by third parties against the Buyer Parties.

7.11                        Use of Names.  The Company shall, on or prior to the Closing Date, change its name to “Willamette Valley Pie Company, LLC”.  For the avoidance of doubt, as between Buyer and its Affiliates, on the one hand, and the Company and its Affiliates, on the other hand, Buyer and its Affiliates shall own all rights to the name “Willamette Valley Fruit Company” and any derivatives thereof from and after the Closing (it being understood and agreed that such names are included as Purchased Assets), subject to the IP License.

7.12                        Leased Building 4 Work, Governmental Authorizations and Permits.  The Company will assign to Buyer all warranties from any contractor, vendor or other third party with respect to the Leased Building 4 Work.  To the extent any Leased Building 4 Work has failed to be performed in a professional and workmanlike manner, by trained professionals experienced in providing such work and services and has failed to be in material compliance with all applicable legal requirements, including but not limited to Environmental and Safety Regulations, including those pertaining to zoning, building and the disabled, the Company will remedy such failure at no cost to Buyer.  To the extent that any Governmental Authorizations, including, but not limited to, any revisions, amendments or modifications to the Wastewater Permit, have not been obtained on or before the Closing Date, the Company will use its reasonable efforts to assist Buyer in obtaining such Governmental Authorizations as promptly as possible.

ARTICLE 8
MISCELLANEOUS

8.1                               Amendment and Waiver.  This Agreement may be amended and any provision of this Agreement may be waived, provided that any such amendment or waiver shall be binding upon a Party only if such amendment or waiver is set forth in a writing executed by such Party.  No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

8.2                               Notices.  All notices, demands and other communications given or delivered under this Agreement shall be in writing and shall be deemed to have been given when personally delivered, mailed by first class mail, return receipt requested, or delivered by express courier service or by facsimile, if a facsimile number is provided below (with hard copy to follow).  Notices, demands and communications to the Company and the Company Shareholders and Buyer shall, unless another address is specified in writing, be sent to the address or fax number indicated below:

Notices to the Company, the Members, MARS and the Trusts:	with a copy to:

Willamette Valley Pie Company, LLC	Buckley Law P.C.
2994 82nd Avenue NE	5300 Meadows Road, Suite 200
Salem, OR 97305	Lake Oswego, OR 97035
Attn: Jeff Roth	Attn: Rob LeChevallier
Fax: N/A	Fax: (503) 620-4878

Notices to Buyer and Parent:	with a copy to:

Inventure Foods, Inc.	Osborn Maledon, PA
5415 East High Street, Suite 350	2929 N. Central Ave., 21st Floor
Phoenix, AZ 85054	Phoenix, AZ 85012
Attention: Steve Weinberger	Attention: Christopher S. Stachowiak
Fax: (602) 522-2690	Fax: (602) 640-9050

8.3                               Binding Agreement; Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party hereto without the prior written consent of all other Parties.  Notwithstanding the foregoing, without the prior written consent of the Company, each of Buyer and its permitted assigns may at any time, in its sole discretion, assign, in whole or in part, (a) its rights and obligations pursuant to this Agreement and the other Transaction Documents to one or more of its Affiliates; (b) its rights under this Agreement and the other Transaction Documents for collateral security purposes to any lender providing financing to Buyer, such permitted assign or any of their Affiliates and any such lender may exercise all of the rights and remedies of Buyer or such permitted assign hereunder and thereunder; and (c) its rights under this Agreement and the other Transaction Documents, in whole or in part, to any subsequent purchaser of Buyer, such permitted transferee or any of their divisions or any material portion of their assets (whether such sale is structured as a sale of stock, sale of assets, merger, recapitalization or otherwise).  Buyer and its permitted assigns, and the Company and its permitted assigns, shall be released and novated from any obligations assigned pursuant to this Section 8.3.

8.4                               Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

8.5                               Construction.  The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person.  Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires.  The word “including” shall mean including without limitation.  Nothing in the schedules hereto shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail.  The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance.  In addition, each of the Parties acknowledges and agrees that any Purchase Price adjustment as a result of the application of Section 2.7 does not prejudice or limit in any respect whatsoever any Party’s rights to indemnification under any other provision of this Agreement.

8.6                               Captions and Headings.  The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

8.7                               Entire Agreement.  The schedules identified in this Agreement are incorporated herein by reference.  This Agreement and the documents referred to herein contain the entire agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way, including the Letter of Intent.

8.8                               Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

8.9                               Governing Law.  All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Arizona, without giving effect to any choice of law or conflict of law provision (whether of the State of Arizona or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Arizona.

8.10                        Parties in Interest.  Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties and their respective successors and assigns any rights or remedies under or by virtue of this Agreement.

8.11                        CONSENT TO JURISDICTION.  THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY ACTION BROUGHT BY ANY PARTY PURSUANT TO THIS AGREEMENT SHALL PROPERLY (BUT NOT EXCLUSIVELY) LIE IN ANY FEDERAL OR STATE COURT LOCATED IN PHOENIX, ARIZONA OR SALEM, OREGON.  BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH ACTION.  THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH ACTION.  THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.

8.12                        Delivery by Facsimile or Electronic Transmission.  This Agreement and any Transaction Document, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or electronic transmission, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.  At the request of any Party hereto or to any such contract, each other Party hereto or thereto shall re-execute original forms thereof and deliver them to all other Parties. No Party hereto or to any such contract shall raise the use of a facsimile machine or electronic transmission to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine or electronic transmission as a defense to the formation of a contract and each such Party forever waives any such defense.

8.13                        Attorneys’ Fees.  In the event of a dispute regarding the interpretation or enforcement of this Agreement, the prevailing party in such dispute shall be entitled to recover its reasonable attorneys’ fees and costs incurred in connection therewith, including but not limited to fees and costs of trial and in appeal.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have executed this Asset Purchase Agreement as of the date first written above.

THE COMPANY:

WILLAMETTE VALLEY FRUIT COMPANY, LLC

By:	/s/ Jeffrey S. Roth
Name:	Jeffrey S. Roth
Its:	Member and Manager

BUYER:

WVFC ACQUISITION SUB, INC.

By:	/s/ Steve Weinberger
Name:	Steve Weinberger
Its:	Secretary

MEMBERS:

BRIAN W. MARTIN

/s/ Brian W. Martin
Brian W. Martin

JEFFREY S. ROTH

/s/ Jeffrey S. Roth
Jeffrey S. Roth

DOUGLAS E. ROTH

/s/ Douglas E. Roth
Douglas E. Roth

PAUL A. ROTH

/s/ Paul A. Roth
Paul A. Roth

STEVEN J. ROTH

/s/ Steven J. Roth
Steven J. Roth

Acknowledged and agreed to as of the date first written above with respect to Sections 5.3, 5.4, 5.5 and 6.2(b):

INVENTURE FOODS, INC.

By:	/s/ Steve Weinberger
Name:	Steve Weinberger
Its:	CFO

Acknowledged and agreed to as of the date first written above with respect to Sections 4.7(a) and 6.2(a):

MARS ENTERPRISES, LLC

By:	/s/ Paul A. Roth
Name:	Paul A. Roth
Its:	President

Acknowledged and agreed to as of the date first written above with respect to Sections 4.7(a) and 6.2(a):

GERALD E. ROTH TRUST

By:	/s/ Gerald E. Roth
Name:	Gerald E. Roth
Its:	Trustee

By:	/s/ Carolyn M. Roth
Name:	Carolyn M. Roth
Its:	Trustee

Carolyn M. ROTH TRUST

By:	/s/ Carolyn M. Roth
Name:	Carolyn M. Roth
Its:	Trustee

By:	/s/ Gerald E. Roth
Name:	Gerald E. Roth
Its:	Trustee

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